Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

ACELITY L.P. INC.,

ACELITY, INC.,

and

3M COMPANY

Dated as of May 1, 2019

ii

iii

Schedules

Disclosure Schedules

Annexes

Annex A                                                Definitions

Annex B                                                Reorganization

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2019, is by and among Acelity L.P. Inc., a limited partnership registered in Guernsey (registered number: 1545) with its registered office at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP, acting by its general partner Chiron Guernsey GP Co. Limited, a non-cellular company limited by shares incorporated in Guernsey (registered number: 54155) with its registered office at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP (“Seller”), Acelity, Inc., a Delaware corporation and a wholly-owned Subsidiary of Seller (the “Company”), and 3M Company, a Delaware corporation (“Buyer”).  Each of Seller and Buyer are collectively referred to from time to time herein as the “Parties,” and each, individually, as a “Party.”  Certain capitalized terms used herein have the respective meanings set forth in Annex A attached hereto.

RECITALS:

WHEREAS, Seller owns 100% of the outstanding shares of the capital stock (the “Common Stock”) of the Company;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to acquire, all of the shares of Common Stock owned by Seller;

WHEREAS, in connection with such sale and acquisition, Seller and the Company desire for Seller to assign certain contractual rights and obligations to the Company and for the Company and Seller to settle certain obligations of Seller to the Company, and for such assignments and settlement to be made by way of an exchange of such rights and obligations in redemption of Common Stock held by Seller prior to such sale; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, each of the Selling Sponsors has executed and delivered to Buyer a letter agreement pursuant to which such Selling Sponsor has agreed to, among other things, certain confidentiality restrictions, in furtherance of the transactions contemplated by this Agreement (the “Letter Agreements”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

SECTION 1.1                                                                              Purchase and Sale.

(a)                                 Purchase and Sale of the Transferred Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire, all of the Common Stock owned by Seller (the “Transferred Shares”), free and clear of all Liens (other than Liens imposed under applicable securities Laws or Liens created by or resulting from actions of Buyer).

(b)                                 Purchase Price.  In consideration for the sale and transfer of the Transferred Shares, upon the terms and subject to the conditions set forth in this Agreement, Buyer will pay the Purchase Price in the manner described herein.

(c)                                  Closing Statement.  At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth in reasonable detail (i) Seller’s good faith estimates of, as of the Closing, (A) the amount of Leakage and (B) the Transaction Expense Amount (setting forth (x) the amount of each Transaction Expense and (y) with respect to each non-compensatory Transaction Expense, the corresponding wiring information for the account of each relevant Person for payment of such non-compensatory Transaction Expense at Closing pursuant to Section 1.4(d)), together with reasonable supporting documentation with respect to the calculation of such amounts, and (ii) a schedule of (A) each Company SAR Award Holder and (B) the amount of consideration that each Company SAR Award Holder would be entitled to receive upon the exercise of such holder’s SAR Award as of immediately prior to the Closing, based on, for purposes of calculating the amounts in this clause (ii)(B), the Purchase Price and taking into account dilution from the payment pursuant to this Section 1.1(c) of all outstanding SAR Awards as of such time, but without taking into account Section 1.6 (such amount with respect to each Company SAR Award Holder, the “Closing Date SAR Consideration”, and the sum of (x) the aggregate Closing Date SAR Consideration with respect to all Company SAR Award Holders, collectively, plus (y) the employer portion of any Taxes payable in connection therewith, being referred to herein as the “Aggregate Closing Date SAR Payment”). The Closing Statement shall be accompanied by a schedule showing Seller’s  method of calculating the items set forth thereon. During the period between Seller’s delivery of the Closing Statement and the end of the Holdback Period, Seller shall (A) afford Buyer through its Representatives (including its legal advisors and accountants) reasonable access, upon reasonable advance notice during normal business hours, to the books and records of Seller, the Company and its Subsidiaries as and to the extent reasonably necessary for Buyer to confirm Seller’s estimates of the amount of Leakage and the Transaction Expense Amount, (B) make available to Buyer, upon reasonable advance notice during normal business hours, any employee of Seller, the Company or any of its Subsidiaries who was involved in the preparation of the Closing Statement, and (C) provide Buyer with any other documentation or information that is reasonably requested by Buyer from Seller, the Company or any of its Subsidiaries to confirm the Closing Statement, in each case at Buyer’s expense.  If, during such five (5) Business Day period prior to the Closing, Buyer disagrees with any portion of the Closing Statement, Buyer may deliver notice of such disagreement to Seller, and if any such notice is delivered, no later than two (2) Business Days prior to the Closing Date, and Buyer and Seller shall cooperate in good faith to resolve Buyer’s disagreements set forth in such notice and the Closing Statement shall be updated for any items resolved by the Parties. If Buyer and Seller fail to resolve any of Buyer’s disagreements, the Closing Statement and the calculations therein as originally delivered by Seller (as updated to reflect any items resolved by the Parties) shall be conclusive and binding upon Buyer solely for purposes of determining the amounts payable by Buyer at the Closing pursuant to Section 1.4.  For the avoidance of doubt, any failure by Buyer to deliver any notice of its disagreement with any portion of the Closing Statement, or failure by Buyer to include in any such notice a portion of the Closing Statement with which Buyer disagrees, shall not affect, modify or otherwise prejudice in any way Buyer’s rights and remedies under this Agreement, including pursuant to Section 1.6.

SECTION 1.2                                                                              Closing.  Upon the terms and subject to the conditions set forth in this Agreement, unless otherwise mutually agreed in writing between Seller and Buyer, the closing of the transactions contemplated hereby (the “Closing”) shall take place at (a) the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (such fifth (5th) Business Day, the “Satisfaction Date”) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing) or (b) such other date, time or place as agreed to in writing by Seller and Buyer; provided, that if the date that the Closing would otherwise be required to occur pursuant to this Section 1.2 is either (i) within five (5) Business Days before the last day of a calendar month or (ii) in the last month of any fiscal quarter of Buyer, Buyer may elect (in its sole discretion), following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) but no later than three (3) Business Days prior to the Satisfaction Date, to defer the Closing to the first Business Day of the immediately following calendar month (such Business Day, the “Deferred Date”), it being understood that if Buyer elects to so defer the Closing to the Deferred Date, (x) Buyer shall be deemed to have irrevocably and unconditionally waived each, and shall not assert the failure to be satisfied or waived with respect to any, of the conditions set forth in Section 7.1 and Section 7.2 (other than (A) Section 7.2(d), which condition by its nature is to be satisfied at the Closing; provided that the certificate to be delivered pursuant to clause (ii) of Section 1.5(a) shall be delivered as of the Satisfaction Date as if the Closing had been required to occur on the Satisfaction Date (with references to the “Closing Date” therein deemed to be, and replaced with references to, the “Satisfaction Date”) and (B) as a result of a Willful Breach by Seller or the Company, the condition in Section 7.2(b)) and Buyer shall be obligated to consummate the Closing on or prior to such Deferred Date irrespective of, such conditions and (y) Buyer shall be deemed to have irrevocably and unconditionally waived and Buyer shall not be entitled to exercise, any right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c) and, except as a result of a Willful Breach by Seller or the Company, Section 8.1(e).  The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 1.3                                                                              Effect of the Closing on SAR Awards.

(a)                                 At the Closing, each SAR Award that is outstanding and held by a Company Employee or Company Independent Contractor as of immediately prior to the Closing shall be automatically cancelled without any action on the part of any holder thereof in consideration for the right of the holder to receive payment of such holder’s Closing Date SAR Consideration (if any) pursuant to Section 1.3(b); provided, that if, pursuant to Section 1.3(b), a Company SAR Award Holder is not entitled to receive any Closing Date SAR Consideration with respect to a SAR Award, then such SAR Award shall be cancelled without any right to receive payment therefor.

(b)                                 Within thirty (30) days following the delivery by Buyer to the Company of an amount equal to the Aggregate Closing Date SAR Payment pursuant to Section 1.4(b), the Company shall (or shall cause the applicable Subsidiary of the Company to) pay to each Company SAR Award Holder such holder’s Closing Date SAR Consideration as set forth in the Closing Statement, through its payroll (or the payroll of the applicable Subsidiary).

SECTION 1.4                                                                              Payments at Closing. At the Closing, Buyer will pay (or cause to be paid) by wire transfer of immediately available funds:

(a)                                 to Seller, an amount equal to (i) the excess of (A) the Purchase Price over (B) the Holdback Amount (such excess amount, the “Closing Purchase Price”), minus (ii) the

Aggregate Closing Date SAR Payment, to the account(s) designated by Seller in writing at least three (3) Business Days prior to the Closing Date;

(b)                                 to the Company, an amount equal to the Aggregate Closing Date SAR Payment, to the account(s) designated by the Company in writing at least three (3) Business Days prior to the Closing Date;

(c)                                  to those Persons that are holders of Funded Indebtedness, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance (including, for the avoidance of doubt, any accrued and unpaid interest and premium thereon) of the Funded Indebtedness of the Company and its Subsidiaries to the account(s) set forth in the Payoff Letter or, with respect to the Notes Redemption Amount, to the account(s) designated by the Trustee in writing at least three (3) Business Days prior to the Closing Date (such amount, the “Funded Indebtedness Amount”);

(d)                                 to each Person, in each case to the account or accounts designated by such Person, the amount of non-compensatory Transaction Expenses due and payable to such person, as specified in writing by the Company at least three (3) Business Days prior to the Closing Date; and

(e)                                  to the Company, an amount equal to the compensatory Transaction Expenses due and payable to the Company Independent Contractors and Company Employees, to the account(s) designated by the Company in writing at least three (3) Business Days prior to the Closing Date, for the Company to pay (or to cause the applicable Subsidiary of the Company to pay) to the Company Independent Contractors and, through the Company’s payroll (or the payroll of the applicable Subsidiary), to the Company Employees.

SECTION 1.5                                                                              Other Closing Deliverables.

(a)                                 Closing Deliverables of Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                                     to the extent the Transferred Shares are certificated, certificates evidencing the Transferred Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other duly executed instruments of transfer as required to validly transfer title in and to the Transferred Shares;

(ii)                                  a certificate signed on behalf of Seller and the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(iii)                               a certificate from the Company dated as of the Closing Date, in form and substance in compliance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) and Treasury Regulation Section 1.897-2(h), certifying that the Company is not, and was not at any time during the five (5) year period ending on the Closing Date, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code, together with a notice from the Company to the IRS dated such day that conforms to the requirements of Treasury Regulations Section 1.897-2(h);

(iv)                              original corporate record books and stock or equity record book, as applicable, of the Company and each of its Subsidiaries to the extent existing and not in the possession of the Company or one of its Subsidiaries as of the Closing;

(v)                                 a Payoff Letter with respect to the Existing Credit Agreement and, if applicable, any Satisfaction and Discharge Documentation; and

(vi)                              evidence reasonably satisfactory to Buyer of the termination of all obligations under each of the agreements required to be terminated pursuant to Section 5.13(c).

(b)                                 Closing Deliverables of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller a certificate signed on behalf of Buyer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

SECTION 1.6                                                                              Reimbursement of Leakage and Transaction Expenses Not Included in Closing Purchase Price.

(a)                                 On the date that is four (4) months following the Closing Date (the “Holdback Date” and the period between the Closing Date and the Holdback Date, the “Holdback Period”), Buyer shall deliver to Seller a statement (the “Holdback Statement”) setting forth in reasonable detail Buyer’s good faith estimates of (i) all Recoverable Leakage and (ii) all Recoverable Transaction Expenses, in each case together with reasonable supporting documentation with respect to the calculation of such amounts, and (iii) the Holdback Payment Amount (Buyer’s good faith estimates of the Holdback Payment Amount, the “Initial Holdback Payment Amount”).  The Holdback Statement shall be accompanied by a schedule showing Buyer’s method of calculating the items set forth thereon.

(b)                                 If, and only if, the Initial Holdback Payment Amount is a positive amount (other than zero), within five (5) Business Days following Buyer’s delivery of the Holdback Statement to Seller, Buyer shall deliver (or cause to be delivered) to Seller, an amount equal to the Initial Holdback Payment Amount, by wire transfer of immediately available funds to the account(s) designated by Seller in writing within two (2) Business Days following Buyer’s delivery of the Holdback Statement.

(c)                                  On or prior to the thirtieth (30th) day following Buyer’s delivery of the Holdback Statement (the “Review Period”), Seller may deliver to Buyer written notice (the “Objection Notice”) stating in reasonable detail Seller’s objections to the Holdback Statement (including reasonable detail of each item or amount in dispute, along with reasonable detail of the basis therefor, supporting documentation, schedules and calculations enabling Buyer to calculate and review Seller’s calculations, as well as Seller’s proposed calculation of the Holdback Payment Amount).  Any determination set forth on the Holdback Statement that is not objected to in the Objection Notice shall be deemed acceptable and shall be conclusive and binding upon Buyer and Seller upon delivery of the Objection Notice.  If Seller does not deliver to Buyer the Objection Notice within the Review Period, then Seller shall be deemed to have irrevocably accepted the Holdback Statement and the Holdback Statement will be conclusive and binding upon Buyer and Seller and (x) the Initial Holdback Payment Amount set forth in the Holdback Statement shall become the Holdback Payment Amount and (y) the date on which the Review Period expires shall become the Settlement Date, in each case for purposes of this Section 1.6 and all other purposes under this Agreement.  During the Review Period, Buyer shall (A) afford Seller through its Representatives (including its legal advisors and accountants) reasonable access, upon reasonable advance notice during normal business hours, to the books and records of the Company and its Subsidiaries as and to the extent reasonably necessary for Seller to confirm Buyer’s estimates of Recoverable Leakage, Recoverable Transaction Expenses and the Initial Holdback Payment Amount, (B) make available to Seller, upon reasonable advance notice during normal business hours, any employee of Buyer, the Company or any of its Subsidiaries who was involved in the preparation of the Holdback Statement, and (C) provide Seller with any other documentation or information that is reasonably requested by Seller from Buyer, the Company or any of its Subsidiaries to confirm the Holdback Statement, in each case at Seller’s expense.

(d)                                 Following Buyer’s receipt of the Objection Notice, if any, Seller and Buyer shall negotiate in good faith to resolve Seller’s objections therein.  In the event that Seller and Buyer fail to agree with respect to any of Seller’s objections set forth in the Objection Notice within thirty (30) days (or such longer period as the Parties may mutually agree) after Buyer receives the Objection Notice (the “Resolution Period”), then Seller and Buyer shall promptly (and, in any event no later than five (5) Business Days after the final day of the Resolution Period) retain the Accounting Arbitrator (including by executing a customary agreement with the Accounting Arbitrator in connection with its engagement), who shall act as an expert (and not as an arbitrator), and submit any unresolved objections covered by the Objection Notice (the “Disputed Items”) for resolution in accordance with this Section 1.6(d). The Accounting Arbitrator will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items (or such other time as the Parties may mutually agree in writing)) with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement, (2) within the range of the respective positions taken by each of Seller and Buyer and (3) based solely on written submissions by Buyer and Seller (i.e., not on the basis of an independent review) with respect to the Disputed Items (and only the Disputed Items) to the Accounting Arbitrator no later than fifteen (15) days (or such other time as the Parties may mutually agree in writing) after submission of the Disputed Items to the Accounting Arbitrator, and a presentation made by Buyer and Seller to the Accounting Arbitrator no later than twenty (20) days after submission of the Disputed Items (or such other time as the Parties may mutually agree in writing) to the Accounting Arbitrator; and (B) prepare and deliver to Seller and Buyer a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Arbitrator’s Report”).  Seller and Buyer shall provide the Accounting Arbitrator with such financial and other relevant information of Seller and Buyer as the Accounting Arbitrator shall reasonably request for purposes of making its final determination with respect to the Disputed Items, and Seller and Buyer shall otherwise reasonably cooperate with the Accounting Arbitrator in connection therewith.  The Accounting Arbitrator shall not conduct any additional discovery in any form, and the Accounting Arbitrator shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Accounting Arbitrator.  All information (including answers to questions from the Accounting Arbitrator) submitted by a Party to the Accounting Arbitrator must be concurrently delivered to the other Party.  Neither Buyer nor Seller, nor any of their respective Representatives, will meet or discuss any substantive matters with the Accounting Arbitrator without Buyer and Seller and their respective Representatives present or having the opportunity following at least three (3) Business Days’ advance written notice to be present, either in person or by telephone.  Each of Seller and Buyer agrees that (1) the Accounting Arbitrator’s determination with respect to each Disputed Item as reflected in the Accounting Arbitrator’s Report shall be deemed to be final, conclusive, binding and non-appealable, (2) the Holdback Statement, as modified by any changes thereto in accordance with the Accounting Arbitrator’s Report, shall be deemed to be the Holdback

Statement for purposes of the payment (if any) contemplated by this Section 1.6, (3) the procedures set forth in this Section 1.6 shall be the sole and exclusive remedy with respect to the final determination of the Holdback Statement and (4) the Accounting Arbitrator’s determination under this Section 1.6 shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced, including pursuant to Article 76 of the New York Civil Practice Law and Rules.  The only defense of either Seller or Buyer to such a request for enforcement or other legal action shall be fraud by or upon the Accounting Arbitrator or manifest error.  The date on which the Holdback Payment Amount is finally determined pursuant to this Section 1.6 (including in case of a failure by Seller to provide any Objection Notice during the Review Period pursuant to Section 1.6(c)) shall hereinafter be referred to as the “Settlement Date”.  All negotiations pursuant to this Section 1.6(d) through the end of the Resolution Period shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence.  Except as may be required by applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any proceeding before the Accounting Arbitrator, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such proceeding to a court of competent jurisdiction for purposes of enforcing this Section 1.6(d) or the Accounting Arbitrator’s final determination.

(e)                                  Each of Seller and Buyer shall (A) pay its own respective costs and expenses incurred in connection with this Section 1.6 and (B) be responsible for the fees and expenses of the Accounting Arbitrator in connection with this Section 1.6 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Accounting Arbitrator has accepted the respective positions of Seller and Buyer (which shall be determined by the Accounting Arbitrator and set forth in the Accounting Arbitrator’s Report).  For purposes of clarity, if the Accounting Arbitrator determines that it accepted seventy percent (70%) of the respective position of one Party, that Party shall pay thirty percent (30%) of the fees and expenses of the Accounting Arbitrator and the other Party shall pay the remaining seventy percent (70%) of such fees and expenses.

(f)                                   If the Holdback Payment Amount as finally determined pursuant to this Section 1.6 is greater than the Initial Holdback Payment Amount:

(i)                   and the Initial Holdback Payment Amount was a positive amount (other than zero), within five (5) Business Days following the Settlement Date, Buyer shall deliver (or cause to be delivered) to Seller an amount equal to the excess of (X) Holdback Payment Amount as finally determined pursuant to this Section 1.6 over (Y) the Initial Holdback Payment Amount, by wire transfer of immediately available funds to the account(s) designated by Seller in writing at least five (5) Business Days prior to the Settlement Date;

(ii)                and the Initial Holdback Payment Amount was a negative amount (or equal to zero) and the Holdback Payment Amount as finally determined pursuant to this Section 1.6 is a positive amount (other than zero), within five (5) Business Days following the Settlement Date, Buyer shall deliver (or cause to be delivered) to Seller an amount equal to the Holdback Payment Amount as finally determined pursuant to this Section 1.6 to the account(s) designated by Seller in writing at least five (5) Business Days prior to the Settlement Date; and

(iii)             and the Initial Holdback Payment Amount was a negative amount (or equal to zero) and the Holdback Payment Amount as finally determined pursuant to this

Section 1.6 is a negative amount, within five (5) Business Days following the Settlement Date, Seller shall deliver to Buyer, an amount equal to the absolute value of the Holdback Payment Amount as finally determined pursuant to this Section 1.6, by wire transfer of immediately available funds to the account(s) designated by Buyer in writing at least five (5) Business Days prior to the Settlement Date.

(g)                                  All payments pursuant to this Section 1.6 shall be made by wire transfer of immediately available funds. The Parties agree to treat any payment made pursuant to this Section 1.6 as an adjustment to the Closing Purchase Price for Tax purposes, and, except to the extent required by applicable Law, the Parties agree not to take any position inconsistent with such treatment on any Tax Return.

(h)                                 Notwithstanding anything in this Agreement to the contrary, Seller shall remain in existence from the Closing, and shall not take any action to cause Seller to be dissolved, liquidated, terminated, canceled or otherwise cease to exist prior to the later of (i) the fifth (5th) Business Day following Buyer’s delivery of the Initial Holdback Payment Amount, and (ii) the payment in full of all amounts required to be paid pursuant to this Section 1.6, including Section 1.6(e) and Section 1.6(f)(iii).

SECTION 1.7                                                                              Withholding.  Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement may be made net of any Taxes required by applicable Law to be deducted or withheld from such payment (and any compensatory payment shall be subject to such netting), (b) any amounts deducted or withheld from any such payment shall be properly remitted to the applicable Taxing Authority, and (c) any amounts so deducted and withheld and properly remitted to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.  Before any Person makes any deduction or withholding pursuant to this Section 1.7, such Person shall use commercially reasonable efforts to (x) give reasonable advance notice to the Person in respect of whom such deduction or withholding is made, (y) provide such Person sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and (z) reasonably cooperate with such Person in good faith to attempt to reduce any amounts that would otherwise be deducted or withheld pursuant to this Section 1.7; provided, that the obligations described in (x), (y) and (z) of this sentence shall not apply with respect to any deduction or withholding from any compensatory payment.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as set forth in the Disclosure Schedules delivered by the Company to Buyer simultaneously with entering into this Agreement (the “Disclosure Schedules”), which is subject to Section 10.11(c), each of Seller and the Company hereby represents and warrants to Buyer that:

SECTION 2.1                                                                              Organization, Good Standing and Qualification.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business in all material respects as presently conducted.  The Company is qualified to do business and is in good standing

(with respect to jurisdictions that recognize the concept of good standing) as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its place of organization or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Seller has provided to Buyer prior to the date hereof correct and complete copies of the Governing Documents of the Company and each of its Subsidiaries as of the date hereof.  The Governing Documents of the Company and each of its Subsidiaries are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any such Governing Documents, except, in the case of any of the Company’s Subsidiaries, where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.2                                                                              Authority and Approval.  The Company has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is, or will be, a party and to consummate the transactions thereunder.  The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party by the Company and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite action on the part of the Company and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of each of such Transaction Documents.  This Agreement has been, and the other Transaction Documents to which the Company will be party will have been, duly executed and delivered by the Company, and assuming that each of the Transaction Documents to which the Company is, or will be, a party is a valid and binding obligation of Buyer, each such Transaction Document constitutes, or will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 2.3                                                                              Capital Structure.

(a)                                 The authorized capital stock of the Company consists of 5,000 shares of common stock, par value $0.01. 3,446.6344982 shares of Common Stock are issued and outstanding and solely owned by Seller free and clear of all Liens (other than the restrictions under applicable securities Laws and Permitted Liens of the type described in clause (e) of the definition thereof).  All of the outstanding shares of Common Stock have been duly authorized and are validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights and have been issued and granted in compliance with all applicable Laws or pursuant to valid exemption therefrom.

(b)                                 The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of 100% of the issued and outstanding Equity Interests of each of its Subsidiaries (including each of the Material Subsidiaries), in each case free and clear of all Liens

(other than the restrictions under applicable securities Laws and Permitted Liens of the type described in clause (e) of the definition thereof). All of the issued and outstanding Equity Interests of each of the Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights and have been issued and granted, in all material respects, in compliance with all applicable Laws or pursuant to valid exemption therefrom.

(c)                                  There are no preemptive or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal, phantom stock, performance-based rights or profit participation, or any commitments, obligations or rights of any kind that obligate the Company or any of its Subsidiaries to issue, convert or sell any Equity Interests of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of the Company or any of its Subsidiaries or any right to receive a payment based in whole or in part on the value of any Equity Interest of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Transferred Shares or Equity Interests of any of the Company’s Subsidiaries.

(d)                                 Except for the Equity Interests in the Company’s Subsidiaries, none of the Company or the Company’s Subsidiaries has any direct or indirect equity interest in any Person.

(e)                                  None of the Company or the Company’s Subsidiaries has agreed, or is under any obligation, to form, or make any capital contribution to or investment in (whether debt or equity), any Person other than a wholly-owned Subsidiary of the Company.

(f)                                   Section 2.3(f) of the Disclosure Schedules sets forth a correct and complete list of the Company and each of its Subsidiaries and for each of the Company and its Subsidiaries (i) its jurisdiction of organization and (ii) the name of each shareholder or equity owner thereof and the ownership percentage of such shareholder or equity owner with respect to the Equity Interests of the Company and each of its Subsidiaries, as applicable.

SECTION 2.4                                                                              Governmental Filings; No Violations of Law or Agreements.

(a)                                 Except (A) for compliance with, and filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or applicable filings and approvals under any other Antitrust Law, (B) as may be required by reason of Buyer’s participation in the transactions contemplated by this Agreement and (C) such other items as set forth in Section 2.4(a) of the Disclosure Schedules, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or the consummation of the transactions contemplated by this Agreement, other than such items the failure to make or obtain, as the case may be, would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect, or (ii) prevent or materially delay the consummation of the transactions contemplated hereby.

(b)                                 The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Governing Documents of the Company, as amended to the date of this Agreement, (B) any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, or any right of consent or notice with respect to, or any right to increased, accelerated or guaranteed rights or entitlements under, or any options or rights of first refusal or right to modify the payment terms or consideration under, or other right to modify, any Contract binding upon the Company or any of its Subsidiaries, (C) the creation of any Lien (other than Permitted Liens) on the Company or any of its Subsidiaries or any of their properties, rights or assets, or (D) assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 2.4(a), any breach or violation under any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject except, in the case of clauses (B), (C) or (D) for any such breach, violation, default, termination, cancellation, amendment, acceleration, right, modification or creation that would not (i) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 2.5                                                                              Financial Statements; Undisclosed Liabilities.

(a)                                 Set forth in Section 2.5(a) of the Disclosure Schedules are correct and complete copies of the audited consolidated balance sheets of Seller and its Subsidiaries as of December 31, 2017 and December 31, 2018 (the audited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2018, the “Latest Audited Balance Sheet”), and the related audited consolidated statements of operations, comprehensive income (loss), equity, and cash flows for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, respectively, and the condensed consolidating balance sheets as of December 31, 2017 and December 31, 2018 and the related condensed consolidating statements of operations, comprehensive income (loss), and cash flows for the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018, respectively, together with the notes thereto and the auditor’s reports thereon (collectively, the “Financial Statements”).

(b)                                 The Financial Statements (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (B) fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Seller and its Subsidiaries as of the dates and for the periods referred to therein.  Since December 31, 2018, there has been no material change in Seller’s accounting methods or principles that would be required to be disclosed in Seller’s financial statements in accordance with GAAP, except as described in the notes thereto.  There are no unconsolidated subsidiaries of Seller within the meaning of GAAP. Neither Seller nor any of its Subsidiaries is a party to, or has any commitment to become a party to, an “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. The Financial Statements were derived from the books and records of Seller, the Company and its Subsidiaries.

(c)                                  Seller and its Subsidiaries maintain (i) books and records reflecting their respective assets and liabilities that are accurate in all material respects and (ii) systems of internal accounting controls that are designed to provide reasonable assurance regarding the accurate recording of transactions in the correct period in all material respects, the reliability of financial reporting and the preparation of financial statements and disclosures for external purposes in accordance with GAAP in all material respects and that receipts and expenditures of Seller and its Subsidiaries are being made only in accordance with authorization of management and directors of Seller and its Subsidiaries and that are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized transactions, acquisition, use or disposition of Seller’s (or such Subsidiaries) assets that could have a material effect on the financial statements of Seller.  There are no significant deficiencies or material weaknesses (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls over financial reporting of Seller and its Subsidiaries, which reasonably could adversely affect the ability to record, process, summarize and report financial information of Seller and its Subsidiaries.  Since January 1, 2013, Seller has not been, and to the Company’s Knowledge, no director or officer of Seller, the Company or any of its Subsidiaries has identified or has been advised by any employee, the auditors or accountants of Seller, the Company or any of its Subsidiaries of any (i) material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Seller, the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller, the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or (ii) fraud or allegation of fraud, whether or not material, by Seller, the Company or any of its Subsidiaries regarding the accounting or auditing practices, procedures, methodologies or methods of Seller, the Company or any of its Subsidiaries or their respective internal accounting controls.

(d)                                 Neither the Company nor any of its Subsidiaries has any Liability which would be required to be set forth on a consolidated balance sheet of the Company and its Subsidiaries (including any notes) prepared in accordance with GAAP and the practices and methodologies used in the preparation of the Latest Audited Balance Sheet, other than Liabilities (A) reflected on, reserved against or otherwise described in the Latest Audited Balance Sheet, (B) that have arisen since the date of the Latest Audited Balance Sheet in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (C) that arise out of or in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, (D) that do not relate to any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Law or (E) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  The Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods referred to therein except as set forth in Section 2.5(e) of the Disclosure Schedules.

(f)                                   Section 2.5(f) of the Disclosure Schedules sets forth a correct and complete list of the individual and aggregate amounts of all Indebtedness of the Company and its Subsidiaries including the outstanding principal and accrued interest amounts, in each case, as of the date of the Latest Audited Balance Sheet and as of March 31, 2019.

SECTION 2.6                                                                              Absence of Certain Changes.

(a) Since the date of the Latest Audited Balance Sheet through the date of this Agreement, except as contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects.

(b) Since the date of the Latest Audited Balance Sheet, there has not been any event, change or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since the date of the Latest Audited Balance Sheet, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Buyer, would be prohibited from being taken by clauses (ii), (iii), (vi), (vii), (x), (xi), (xii), (xiii), (xiv) (other than, in the case of clause (xiv), (i) the making of any Tax election in a regularly filed Tax Return which is the same as an election made in the same Tax Return filed for the immediately prior Tax period or (ii) the filing of any amended Tax Return, the entry into any closing agreement, or the agreement to any extension or waiver of the statute of limitations, in each case that relates to Taxes that are not income, profit or franchise Taxes), (xv), (xvi)(2), (xvii), (xviii), (xx), (xxii) or, to the extent related to the foregoing clauses, (xxvi) of Section 5.1(a) without the consent of Buyer if such action had been taken prior to the date hereof.

(d) Except as set forth in Section 2.6 of the Disclosure Schedules, since the date of the Latest Audited Balance Sheet neither the Company nor any of its Subsidiaries has incurred or experienced (nor has there been any agreement or understanding to cause) any Leakage (other than Permitted Leakage).

SECTION 2.7                                                                              Litigation.

(a)                                 There are no civil, criminal or administrative actions, claims, audits, suits, hearings, arbitrations or mediations or other proceedings by or before any Governmental Entity, arbitor or mediator (“Proceedings”) or, to the Company’s Knowledge, investigations by or before any Governmental Entity, arbitor or mediator (such investigations, together with any Proceedings, “Actions”), in each case, that are pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or affecting any of their respective properties, rights or assets that (x) seek material equitable, declaratory or injunctive relief or (y) which, if adversely determined against the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)                                 Since January 1, 2013, there have not been any Proceedings against the Company or any of its Subsidiaries or affecting any of their respective properties, rights or assets which are no longer pending or being asserted against the Company or any of its Subsidiaries that (x) seek material equitable, declaratory or injunctive relief or (y) which, if adversely determined against the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

(c)                                  Neither the Company nor any of its Subsidiaries (nor any of their respective assets, rights or properties) is subject to any Order, and to the Company’s Knowledge, no such Order is threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 2.8                                                                              Employee and Employee Benefits Matters.

(a)                                 Section 2.8(a) of the Disclosure Schedules sets forth a correct and complete list of each material Company Plan as of the date hereof.  “Company Plan” is defined for purposes of this Agreement as any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, program, policy, agreement, commitment or arrangement, whether or not covered by ERISA, and any incentive, equity or equity-based, severance, termination, employment, individual consulting, pension, retirement, profit sharing, medical (including retiree medical), savings, life, accident, disability, health, dental, and vision insurance, welfare, loan, vacation, fringe benefit, bonus, retention, change in control or deferred compensation plan, program, policy, agreement, commitment or arrangement, in each case, whether or not in writing and whether or not funded, (i) entered into, contributed to, sponsored or maintained by the Company or any of its Subsidiaries and under which any current or former director, officer, employee, individual consultant or other individual service provider of the Company or any of its Subsidiaries or of any Person to which the Company or any of its Subsidiaries is a successor (or any dependent or beneficiary of any such former director, officer, employee, individual consultant or other individual service provider) has any right to any payment or benefit or (ii) with respect to which the Company or any of its Subsidiaries has or may have any Liability or obligation.

(b)                                 With respect to each material Company Plan, the Company has made available to Buyer correct and complete copies, as of the date hereof, of the following, to the extent applicable: (i) the plan document, including all amendments thereto, (ii) the most recent annual report on Form 5500 required to be filed with the IRS, (iii) the most recent summary plan description, including all summaries of material modifications required under ERISA, (iv) each trust, insurance, annuity or other funding Contract, including all amendments thereto, (v) the most recently prepared financial statements and actuarial or other valuation reports, and (vi) the most recently received IRS determination letter or opinion letter issued by the IRS with respect to any such Company Plan that is intended to be tax-qualified under Section 401(a) of the Code.  None of Seller, the Company or any of its Subsidiaries has announced any intention to amend, modify, suspend or terminate any Company Plan or adopt any new Company Plan, in each case in a manner that, if implemented, would reasonably be expected to result in any material Liability or obligation of the Company or any of its Subsidiaries.

(c)                                  Each Company Plan has been established, administered and funded in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws in all material respects.  With respect to any Company Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Company’s Knowledge, threatened, Actions (other than claims for benefits in the ordinary course of business), (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions and (iii) no audit, investigation or other administrative proceeding by the Department of Labor, IRS or any other Governmental Entity is pending, or, to the Company’s Knowledge, threatened.

(d)                                 Each Company Plan that is intended to be tax-qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification.

(e)                                  No Company Plan is, and except as would not reasonably be expected to  be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has, within the past six (6) years, sponsored, maintained, contributed to, or has any Liability with respect to any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).  Neither the Company nor any of its Subsidiaries has any material Liability in respect of, or obligation to provide, post-employment or post-retirement health, medical or life insurance benefits, whether under a Company Plan or otherwise, except as required under Section 4980B of the Code or any similar applicable Law.

(f)                                   Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement alone or in connection with any other event (whether contingent or otherwise) would reasonably be expected to (i) entitle any Company Employee or Company Independent Contractor to any payment from the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting or trigger any funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the benefits or the amount payable under, any Company Plan.

(g)                                  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement alone or in connection with any other event (whether contingent or otherwise) would reasonably be expected to result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to reimburse, indemnify or pay any individual for any Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(h)                                 Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, and the SAR Awards have been and, in the case of the SAR Awards, have been at all times from and after the applicable date of grant through immediately prior to the Closing, operated in compliance with Section 409A of the Code and the regulations thereunder, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)                                     (i) With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and (ii) as of the date of this Agreement, no facts exist that would give rise to a Liability of the Company or any of its Subsidiaries under any such insurance policy in the nature of retroactive rate adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events occurring prior to the Closing Date, with respect to clause (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.9                                                                              Compliance with Laws, Permits.

(a)                                 The Company and its Subsidiaries and, to the Company’s Knowledge, each manager, director, officer, employee and independent contractor of the Company and its Subsidiaries, and any other Persons acting on behalf of the Company or any of its Subsidiaries, are, and since January 1, 2013, have been, in compliance with all Laws and Orders of any Governmental Entity applicable to the operation of the business of the Company and its Subsidiaries, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and its Subsidiaries have, and are in compliance with, all Permits necessary to conduct their respective businesses as presently conducted, and all such Permits are in full force and effect and no cancellation, revocation or suspension of any such Permit is pending (or to the Company’s Knowledge, threatened), except for any such Permit or Permits the failure to have or be in compliance with or be in full force and effect or the cancellation, revocation or suspension of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries has, since January 1, 2013, received any written or, to the Company’s Knowledge, oral communication from a Governmental Entity that alleges a violation of any applicable Law, Order or any material Permit used by the Company or any of its Subsidiaries (each, a “Material Permit”) or notifies the Company or any of its Subsidiaries of any investigation with respect to any Law, Order or Material Permit, except for such violations or investigations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.10                                                                       Health Regulatory Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 The Company and its Subsidiaries (i) are, and since January 1, 2013, have been, in compliance with all Health Care Laws, (ii) hold, and since January 1, 2013, have held, all required material Health Regulatory Permits, and (iii) since January 1, 2013, have not received an FDA-483, untitled letter, warning letter, notice of adverse finding, or notice of deficiency, search warrant, subpoena or civil investigative demand or similar written communication from the FDA or any other Governmental Entity the subject of which communication is unresolved and, when resolved, would be reasonably likely to have a material impact on the Company.  To the Company’s Knowledge, each of the agents, independent contractors, health care provider consultants and distributors of the Company and any of its Subsidiaries, and any other Persons acting on behalf of the Company or any of its Subsidiaries, are in compliance with all Health Care Laws relative to the business of the Company and/or its Subsidiaries.

(b)                                 The Company and each of its Subsidiaries, as applicable, has entered into a Contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) and § 164.314(a) (“Business Associate Agreements”), as amended, with the applicable third party in each instance where (A) the Company or its Subsidiaries (as the case may be) acts as a business associate to that third party or (B) the third party creates, receives, maintains or transmits protected health information (as defined in 45 C.F.R. § 160.103) from or on behalf of the Company or any of its Subsidiaries (as the case may be), or that third party otherwise acts as a business associate to the Company or any of its Subsidiaries, in each case as required by, and in conformity with, applicable Privacy Laws and the applicable Contracts to which the Company or its Subsidiaries is a party.

(c)                                  The Company and each of its Subsidiaries, and the Processing of any Personal Data by or on behalf of the Company or any of its Subsidiaries, comply, and since January 1, 2013 have complied with, all Business Associate Agreements to which it is a party and, to the Company’s Knowledge, all counterparties to all such agreements are in and have been in compliance with all such agreements. Since January 1, 2013, neither the Company nor any of its Subsidiaries has been the subject of any audits by the U.S. Department of Health and Human Services Office for Civil Rights with respect to HIPAA compliance or any other Governmental Entities with respect to other Privacy Laws.

(d)                                 None of the Company, nor any of its Subsidiaries, and to the Company’s Knowledge, none of their respective employees, has since January 1, 2013: (i) made an untrue statement of material fact or made a fraudulent statement to the FDA or any other Governmental Entity with respect to any product tested, manufactured, packaged, labeled, distributed, marketed or sold by or on behalf of the Company or any of its Subsidiaries; or (ii) has received written notice that it has been or is being, investigated by the FDA, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other Governmental Entity for data or healthcare program fraud.

(e)                                  All material documents, reports and notices required to be maintained or filed with any Governmental Entity by the Company and all of its Subsidiaries with respect to its or their respective businesses or any products have been so maintained or filed on a timely basis, and were correct and complete in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified prior to the date hereof and no such filing with any Governmental Entity contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(f)                                   Since January 1, 2013, none of the Company or any of its Subsidiaries, and, to the Company’s Knowledge, none of the directors, officers or employees of the Company or any of its Subsidiaries have been (i) debarred under 21 U.S.C. § 335a or suspended, excluded or debarred from contracting with any Governmental Entity or from participating in any Federal Health Care Program; (ii) a party to or subject to an Order by the Office of the Inspector General for the Department of Health and Human Services; (iii) convicted of a criminal or civil offense under any Health Care Laws or is or has been under indictment for the same; (iv) assessed a civil monetary penalty pursuant to a Health Care Law; or (v) served with or received any search warrant, subpoena or civil investigative demand by or from any Governmental Entity pursuant to a Health Care Law, in each case of clauses (i) through (v), with respect to the operations of the Company or any of its Subsidiaries.  To the Company’s Knowledge, since January 1, 2013 neither the Company nor any of its Subsidiaries has submitted or caused to be submitted any claim for payment to a program for any items or services provided by an excluded or debarred individual or entity.

(g)                                  To the Company’s Knowledge, since January 1, 2013, no Person has filed against the Company or any of its Subsidiaries, any claim or action under any federal or state whistleblower or false claims statute, including under the False Claims Act, 31 U.S.C. §§ 3729-3733, and no such claims or actions are pending against the Company or any of its Subsidiaries.

(h)                                 Since January 1, 2013, all claims submitted by the Company or any of its Subsidiaries, or any other Persons acting on behalf of the Company or any of its Subsidiaries, to any Third Party Payor and any amounts collected from such Third Party Payors, patients or other Persons, have been in compliance in all material respects with (i) all Health Care Laws; (ii) the applicable Third Party Payor Contract (including all terms, conditions, and legally enforceable policies and procedures of such contracts); and (iii) Third Party Payor billing requirements and guidelines.  Without limiting the foregoing, all reports, records, and documentation required to be filed in connection with such claims have been timely filed, and all such reports, records, and documentation are correct and complete in all material respects. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received written notice of overpayments from any Third Party Payor amounting to more than $300,000 (individually or in the aggregate on an annual basis) that is otherwise outside of the ordinary course of business, or claimed or received reimbursement from Third Party Payors in amounts that exceed amounts permitted by Law or Third Party Payor billing requirements and guidelines, that have not otherwise been refunded timely in accordance with applicable payor requirements, in each case of the foregoing, other than such amounts that (A) have been timely disputed in accordance with applicable payor requirements, (B) are currently identified for refund through audit or other process according to applicable payor requirements or (C) are identified for refund through routine billing review procedures and controls of the Company or its Subsidiaries.   Neither the Company nor any of its Subsidiaries has any outstanding overpayments (whether accrued, absolute, contingent, unliquidated or otherwise, known to Seller, whether due or to become due), or refunds due, to any Third Party Payor in excess, individually or in the aggregate, of $300,000, that is outside of the ordinary course of business.   Neither the Company nor any of its Subsidiaries has any material Liability (whether accrued, absolute, contingent, unliquidated or otherwise, known to Seller, whether due or to become due) owed to any Federal Health Care Program that is outside of the ordinary course of business and any known overpayment amounts have been or will be refunded to all Federal Health Care Programs in accordance with the applicable Health Care Laws.  There is no pending, or to the Company’s Knowledge, threatened, material audit or investigation by any Third Party Payor with respect to the billing practices of the Company or any of the Company’s Subsidiaries, other than routine review and discussion regarding reimbursement of claims.

SECTION 2.11                                                                       Environmental Matters.

(a)                                 The Company and its Subsidiaries (i) are, and since January 1, 2013 have been, in compliance with all applicable Environmental Laws and possess and (ii) are, and since January 1, 2013 have been, in compliance with all Permits required under applicable Environmental Laws, such Permits are in full force and effect, no cancellation or suspension of any such Permit is pending, and all applications as necessary for renewal of such Permits have been timely filed, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 There are no Actions or written information requests pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging that it is in violation of, or has any Liability under, any applicable Environmental Law or arising from the Release or presence of or exposure to Hazardous Materials, and neither the Company nor any of its Subsidiaries is a party to any outstanding Orders of any Governmental Entity imposing any obligation under applicable Environmental Laws in each case except as would not have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  There has been no Release or presence of or exposure to any Hazardous Materials, whether on or off the property currently or, to the Company’s Knowledge, formerly owned or operated by any of the Company and its Subsidiaries in a manner that would reasonably be expected to result in Liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any applicable Environmental Laws, which in any such case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 None of the Company or any of its Subsidiaries has received any written notice (the subject matter of which remains unresolved) from any Person regarding any actual or alleged noncompliance with or violation of Environmental Laws, or any Liabilities or alleged Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws or Permits required by applicable Environmental Laws, the subject of which would, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  None of the Company or any of its Subsidiaries has assumed by Contract any Liabilities pursuant to Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)                                   Prior to the date hereof (or, with respect to only such documents that came into the possession of Seller, the Company or any of its Subsidiaries following the date hereof, promptly thereafter and in any event prior to the Closing Date), Seller has delivered to, or has otherwise made available for inspection by Buyer, all material and non-privileged written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of Seller or the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Materials which, in each case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.12                                                                       Taxes.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 the Company and each of its Subsidiaries have filed, or will file, all Tax Returns required to be filed by them that are due on or prior to the Closing Date (taking into account valid extensions), and each such Tax Return is true, correct and complete in all respects, and all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or, if not yet due, properly set aside in accounts for such purpose;

(b)                                 the Company and its Subsidiaries have paid all Taxes (whether or not reflected on Tax Returns filed by them) required to be paid by them (including, for the avoidance of doubt, all penalties and interest resulting from any untimely filing of a Tax Return or late payment of any Taxes), except such Taxes that are currently being contested in good faith for which adequate reserves have been established in accordance with GAAP;

(c)                                  there is no audit, examination, investigation or any judicial or administrative proceeding involving any Tax of the Company or any of its Subsidiaries that is currently in progress or threatened in writing by a Taxing Authority, which written threat has been received by the Company or any of its Subsidiaries;

(d)                                 no claim has been made in writing by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by, or may be required to file Tax Returns in, that jurisdiction, which claim has not been resolved;

(e)                                  no written agreement waiving or extending the statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries has been filed or entered into with any Taxing Authority (in each case, which has not expired);

(f)                                   there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(g)                                  during the two (2) year period ending on the date hereof, and, to the Company’s Knowledge, prior to such period, neither the Company nor any of its Subsidiaries has participated in or has any obligation with respect to any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4;

(h)                                 neither the Company nor any of its Subsidiaries is party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement other than (A) any such agreement solely among the Company and its Subsidiaries or (B) any customary provisions in commercial agreements not primarily related to Taxes;

(i)                                     neither the Company nor any of its Subsidiaries has been, during the two year period ending on the date hereof, a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to be governed by Section 355 of the Code;

(j)                                    the Company and its Subsidiaries (A) have made a valid and currently effective election under Section 965(h) of the Code and (B) have fully complied with those requirements for such election whose required performance date has passed;

(k)                                 neither the Company nor any of its Subsidiaries (A) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or applied to or entered into any similar type of ruling or agreement under state, local, or foreign Tax Law) in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (B) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns, VAT, group relief or paying Taxes (other than any group consisting solely of the Company and any of its current Subsidiaries) or (C) has any Liability for the Taxes of any Person other than the Company or any of its Subsidiaries (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law), or as a transferee or successor;

(l)                                     neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (A) change in the method of accounting for a period ending prior to or including the Closing Date, (B) installment sale or open transaction disposition made on or prior to the Closing Date (C) prepaid amount received on or prior to the Closing Date or (D) any election pursuant to Section 108(i) of the Code

(or any corresponding provision of state, local or foreign law) made with respect to any period ending prior to or including the Closing Date, and neither the Company nor any of its Subsidiaries has taken any action with the intention or purpose of (i) accelerating the use of any loss, credit or other tax asset in a period prior to the Closing or (ii) deferring the recognition of income, gain or any other Tax Liability to a period after the Closing;

(m)                             neither the Company nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code;

(n)                                 no entity classification elections have been made under Treasury Regulation Section 301.7701-3 with respect to the Company or any of its Subsidiaries for U.S. federal income Tax purposes;

(o)                                 neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 482 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to the business of the Company or any Subsidiary; and neither the Company nor any of its Subsidiaries has received any notice from the IRS or other relevant Taxing Authority proposing any such adjustment or change.  The Company and each of its Subsidiaries are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business;

(p)                                 Neither Seller, the Company nor any of their respective Subsidiaries has any Liability (other than any Liability that would not, individually or in the aggregate, have a Material Adverse Effect) pursuant to Section 5.1 of the LifeCell SPA or Paragraph 25 of Schedule II of the Gargrave SPA; and

(q)                                 Notwithstanding anything in this Agreement to the contrary, this Section 2.12, Section 2.1 (to the extent such representation and warranties could be affected by Tax matters or matters pertaining to any Tax Law), and Section 2.8, Section 2.13, Section 2.16 and Section 2.17(a)(iv) (each, to the extent related to Tax matters or matters pertaining to any Tax Law) contain the sole and exclusive representations and warranties of the Company and its Subsidiaries regarding Tax matters or matters pertaining to any Tax Law.  Notwithstanding anything to the contrary in this Agreement (including Section 10.11(c) and the preamble to this Article II), nothing disclosed in the Financial Statements or in the Disclosure Schedules (other than Section 2.12 thereof) will be deemed to be disclosed with respect to, or constitute an exception to, any of the representation and warranties in this Section 2.12 for any purpose hereunder, except as provided in Section 2.12(b) with respect to established reserves.

SECTION 2.13                                                                       Labor Matters.

(a)                                 As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement.  No Labor Organization represents or, to the Company’s Knowledge, purports to represent any employees of the Company or any of its Subsidiaries in connection with their employment for the Company or its Subsidiaries.  To the Company’s Knowledge, there are no pending campaigns seeking to authorize representation of the employees of the Company or any of its Subsidiaries by any Labor Organization.  With respect to the Company and each of its Subsidiaries, there is no pending or, to the Company’s Knowledge, threatened material unfair labor practice charge or complaint, strike, slowdown, lockout or work stoppage.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including workers’ compensation, terms and conditions of employment, worker safety, wages and hours, discrimination, immigration and the United States Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. and the regulations promulgated thereunder (and any similar state, local or foreign Laws) (collectively, the “WARN Act”).

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Action by or on behalf of any Company Employee, applicant for employment, Labor Organization or other representative of the Company Employees or otherwise arising out of the labor or employment practices of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries; and (ii) no Action by or on behalf of any Company Independent Contractor or representative of any Company Independent Contractor is pending or, to the Company’s Knowledge, threatened alleging a violation of employment or labor laws arising out of the engagement or services of such Company Independent Contractor.

(d)                                 Since January 1, 2013, neither the Company nor any of its Subsidiaries has effectuated in the United States a “plant closing” (as defined in the WARN Act) or a “mass layoff” (as defined in the WARN Act).  Neither the Company nor any of its Subsidiaries is subject to any material unsatisfied Liability to or penalties in respect of any current or former employees of the Company or any of its Subsidiaries triggered by the closure of any office or facility or employee downsizing or other restructuring measures affecting its workforce (or portions thereof).

(e)                                  (i) Since January 1, 2013, neither the Company nor any of its Subsidiaries has been a party to any material settlement agreement with any Person resolving any allegation of sexual harassment or misconduct by the Company, any Subsidiary of the Company, any Company Employee or Company Independent Contractor; and (ii) there have been no material Actions pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries involving allegations that a Restricted Employee or a current or former officer or director of the Company or any of its Subsidiaries engaged in sexual harassment or sexual misconduct with respect to any Company Employee or any Company Independent Contractor.

SECTION 2.14                                                                       Intellectual Property; Privacy.

(a)                                 Section 2.14(a) of the Disclosure Schedules sets forth a correct and complete list, as of April 1, 2019, of: (i) all Intellectual Property applications, issuances and registrations and all material unregistered Trademarks owned by the Company or any of its Subsidiaries, including, as applicable, the (A) current owner of record, (B) jurisdiction, (C) application or registration number and (D) status of the application or registration; and (ii) all material Company Software.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Products, as well as the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted and as conducted since October 1, 2012, do not infringe, misappropriate or otherwise violate, and have not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person; (ii) since October 1, 2012, neither the Company nor any of its Subsidiaries has received any written claim, nor is there any pending or, to the Company’s Knowledge, any threatened, Action, charge, complaint, claim or demand alleging that it, they or the Company Products are infringing, misappropriating or otherwise violating the Intellectual Property of any Person (including invitations to license, cease and desist letters or indemnification claims); (iii) there is no pending or, to the Company’s Knowledge, threatened, Action, charge, complaint or demand and since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written claim challenging the validity or enforceability, or the Company’s or its Subsidiaries’ ownership of Company IP; (iv) since January 1, 2013, the Company has not alleged in writing that any Person is infringing, violating or misappropriating any Company IP, except in the cases of (ii)—(iv) for claims that have been satisfactorily resolved without any (A) Action; (B) admission in writing by the Company or any of its Subsidiaries of infringement or non-infringement or validity or invalidity, as applicable; or (C) written restriction or obligation binding on the Company or any of its Subsidiaries (including with respect to any licensing, non-assertion or non-use of any Company IP); and (v) to the Company’s Knowledge, no Person is infringing, violating or misappropriating any Company IP.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all of the registered or issued Company IP is, and all of the applied for Company IP upon issuance or registration will be, subsisting, unexpired, valid and enforceable; (ii) all necessary registration, maintenance and renewal fees currently due in connection with such Company IP have been paid and all documents, recordations and certifications necessary to record or maintain the Company’s or any of its Subsidiaries’ ownership of or rights to such Company IP have been filed with the relevant Governmental Entities; and (iii) except as set forth therein, the Company or its Subsidiaries is or are the sole and exclusive owner of the Intellectual Property listed in Section 2.14(a) of the Disclosure Schedules and all other material Company IP, in each case, free and clear of all Liens (other than Permitted Liens).

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has taken reasonable steps and security measures to protect, safeguard and maintain the confidentiality of, and all of its rights in, all material Trade Secrets included in the Company IP or otherwise entrusted to the Company or one of its Subsidiaries (including, in each case, any information that would have been a Trade Secret but for any failure of any Person to act in a manner consistent with this Section 2.14(d)), including by requiring all employees, contractors and consultants of the Company or any of its Subsidiaries and any other Person with access to such Trade Secrets to execute confidentiality and non-disclosure agreements, and to the Company’s Knowledge, there has been no material breach of such agreements by any party thereto; (ii) no material Trade Secrets included in the Company IP are in jeopardy of being abandoned through any action or failure to act by the Company or any of its Subsidiaries; and (iii) no Company IP is subject to any Action or outstanding Order affecting or that could affect the use or licensing thereof by, or rights therein of, the Company or any of its Subsidiaries.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Person who has contributed to the creation or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries has assigned in writing to the Company or one of its Subsidiaries all of such Person’s rights, title and interest in, to and under all such Intellectual Property (to the extent that such rights do not vest initially in the Company or its Subsidiaries by operation of law); and (ii) no such Person owns, or has any right, claim, interest or option (including the right to further remuneration or consideration) with respect to, any such Intellectual Property or has made any assertion in writing against the Company of any of the foregoing, or, to the Company’s Knowledge, has threatened to do so.

(f)                                   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no royalties, fees, honoraria or other payments payable by the Company or any of its Subsidiaries to any Person with regard to the ownership of any Company IP, other than regular salaries or regular cash awards paid to employees who may develop Intellectual Property.

(g)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Software, networks, systems and other information technology assets used by the Company or any of its Subsidiaries (“IT Assets”) are in good working order and condition, sufficient to conduct their businesses as currently conducted and free of material bugs, defects, errors, viruses, malware and other corruptants; (ii) the Company and each of its Subsidiaries has taken, and currently takes, reasonable actions (including implementing and monitoring compliance with reasonable administrative, technical and physical safeguards that conform with all applicable contractual obligations and Privacy Laws to protect the integrity, continuous operation and security of such IT Assets (and all Trade Secrets, confidential information and data, including Personal Data, collected or Processed thereby or stored therein), and to prevent the introduction of any material bugs, defects, errors, viruses, malware or other corruptants into such IT Assets), and there have been no violations, disruptions, breaches or unauthorized uses of, or accesses to, the same; (iii) the Company and each of its Subsidiaries has established and maintains reasonable disaster recovery plans and procedures and backup equipment and facilities; (iv) the Company and each of its Subsidiaries carries out periodic audits and tests of its disaster recovery plans and procedures and backup equipment and facilities and is otherwise in full compliance with such plans and procedures in all material respects; and (v) each of the Company and each of its Subsidiaries has (A) performed periodic security risk assessments and vulnerability assessments that meet the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including assessments as described at 45 C.F.R. § 164.306(d)(3), and comply with any obligations to perform security risk assessments or vulnerability assessments set forth in any Contracts to which the Company or any Subsidiary is a party and (B) remediated or mitigated material threats and deficiencies (i.e., such that the foregoing were no longer material) identified in security risk assessments and vulnerability assessments and Security Incidents (as defined in 45 C.F.R. §164.304) related to any IT Asset or to Personal Data Processed by the Company or any of its Subsidiaries.

(h)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has disclosed or delivered, or permitted the disclosure or delivery of, any source code, or any portion thereof, relating to any material Company Software to any escrow agent or to any other Person other than employees or service providers on a need to know basis and subject to confidentiality obligations restricting the further disclosure thereof; and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will result in any requirement that the Company or any of its Subsidiaries publish, disclose, deposit in escrow, license or otherwise make available to any other Person any proprietary source code, or any portion thereof, relating to any material Company Software.

(i)                                     Section 2.14(i) of the Disclosure Schedules sets forth a correct and complete list of all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or material Company Software that, as of the date hereof, was licensed or distributed to third parties in any way, or from which any such Company Products or material Company Software was derived.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that with respect to any Company Product or material Company Software, (A) require its disclosure or distribution in source code form or offering such disclosure or distribution to any Person (or informing any Person where such source code can be found), (B) require the licensing thereof for the purpose of making derivative works or offering such licensing to any Person, (C) impose any restriction on the consideration to be charged for the distribution thereof or (D) require the Company or any of its Subsidiaries to grant a license to any patents included in the Company IP; and (ii) with respect to any material Open Source Software that is or has been used by the Company or any of its Subsidiaries in any way, the Company and its Subsidiaries are, and at all times have been, in material compliance with all applicable agreements with respect thereto.

(j)                                    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries, and the Processing by or on behalf of the Company or any of its Subsidiaries of any Personal Data, is, and at all times has been, in material compliance with all applicable (A) Privacy Laws, including but not limited to GDPR and HIPAA, and (B) all applicable material Contracts relating to Personal Data; (ii) the Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data Processed by the Company of any of its Subsidiaries, and the Company and its Subsidiaries are, and at all times have been, in material compliance with all such policies, procedures and measures, and the Company and its Subsidiaries are not in material breach or violation thereof; (iii) since January 1, 2013, there has been no unauthorized access to, or breach, misuse or theft of, any Personal Data Processed by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, there has been no unauthorized access to or theft of any Personal Data Processed by third parties for or on behalf of the Company or any of its Subsidiaries; (iv) since January 1, 2013, the Company and its Subsidiaries have not received any written notice or claim alleging a violation of any policy of the Company or any of its Subsidiaries, in each case, relating to privacy or Personal Data; (v) since January 1, 2013, no disclosure of any data breach or network security breach has been made by the Company or any of its Subsidiaries under any applicable Privacy Law; and (vi) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate policies of the Company and its Subsidiaries relating to Personal Data.

(k)                                 No Governmental Entity nor any public or private university, college or other educational or research institution has provided funding, facilities, personnel or other resources used in the development of any material Company IP, and no such entity has the right to obtain ownership of, or other right or interest in, to or under, any material Company IP.

(l)                                     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries has made any promises, declarations or commitments, or is otherwise bound by any obligations, to any industry standards body or other organization that produces, develops and/or maintains standards or specifications that, in each case, would require the Company or any of its Subsidiaries to license its patents to third parties or license or not assert them on a non-discriminatory basis.

SECTION 2.15                                                                       Insurance.  The Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are commercially reasonable. All material insurance policies maintained by the Company or any of its Subsidiaries, including the Specified Insurance Policies (collectively, the “Company Insurance Policies”), are in full force and effect and all premiums due with respect to all such insurance policies have been paid, and neither the Company nor its Subsidiaries have received written notice of default, cancellation, non-renewal or termination (other than in connection with normal renewals) of any such Company Insurance Policies.  Neither the Company nor any of its Subsidiaries is in breach or default of any Company Insurance Policy, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of any of such insurance policies. No insurer under any Company Insurance Policy has disputed or denied or, to the Company’s Knowledge, threatened to dispute or deny any pending material claim under any Company Insurance Policy. A correct and complete list of the Company Insurance Policies maintained by the Company or any of its Subsidiaries as of the date hereof is set forth on Section 2.15 of the Disclosure Schedules. Correct and complete copies of each Specified Insurance Policy have been made available to Buyer prior to the date of this Agreement (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).

SECTION 2.16                                                                       Property.

(a)                                 Other than with respect to Intellectual Property matters, which are the subject of Section 2.14, the Company and its Subsidiaries have valid (and in the case of real property, indefeasible) title to, or hold pursuant to valid and enforceable leases, all of the properties and assets, real and personal, tangible or intangible shown to be owned or leased by such entity on the Latest Audited Balance Sheet, in each case free and clear of all Liens (except for Permitted Liens), and except for assets disposed of by the Company or its Subsidiaries in the ordinary course of business consistent with past practice since the date of the Latest Audited Balance Sheet.

(b)                                 Upon the Closing, subject to obtaining all consents, authorizations, orders or approvals of, or making any filings, registrations or notifications set forth in Section 2.4(a) and Section 2.4(b) of the Disclosure Schedules, the properties, rights and assets of the Company and its Subsidiaries will constitute all material properties, rights and assets (i) owned, leased, licensed, used or held for use by Seller and its Affiliates (including the Company and its Subsidiaries) in connection with the conduct of the business and operations of the Company and its Subsidiaries and (ii) necessary and sufficient for the continued conduct and operation of the business of the Company and the Subsidiaries after the Closing, in each case of (i) and (ii), in all material respects in the same manner as conducted as of the date hereof and, except as results from actions taken or omitted after the date of this Agreement and prior to the Closing that are expressly permitted or expressly required to be taken or omitted under this Agreement, as of immediately prior to the Closing.  The buildings, structures, equipment, vehicles and other items of tangible personal property of the Company and its Subsidiaries are structurally sound, in good operating condition (except for ordinary course wear and tear and taking into account their age), adequate for the uses to which they are being put, and in compliance with all applicable building codes (where applicable), and have been maintained in accordance with the maintenance standards of the Company and its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  The inventory of the Company consists of medical equipment, consumable supplies and other products sold in the ordinary course of business of the Company and its

Subsidiaries as set forth in the Latest Audited Balance Sheet and is useable and saleable in the ordinary course of business of the Company and its Subsidiaries, except for excess, unusable or obsolete items, for which reserves have been provided in the Latest Audited Balance Sheet. All inventory purchased since the date of the Latest Audited Balance Sheet consists of a quality useable and saleable in the ordinary course of business of the Company and its Subsidiaries, except for excess, unusable or obsolete items, for which reserves have been provided in such amount consistent with past practice.

(d)                                 Section 2.16(d) of the Disclosure Schedules sets forth a correct and complete list of all real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”), including the address of such real property.

(e)                                  Section 2.16(e) of the Disclosure Schedules sets forth a correct and complete list of (i) all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as of the date hereof pursuant to which the annual rent is in excess of $300,000 (the “Material Leased Real Property”) together with the street address and city, state or province (if applicable) and country of such Material Leased Real Property and (ii) all leases, amendments, extensions, renewals, guaranties and other agreements related thereto in effect as of the date hereof (collectively the “Material Real Property Leases”). Correct and complete copies of each Material Real Property Lease as in effect on the date hereof have been made available to Buyer prior to the date of this Agreement.

(f)                                   Each Material Real Property Lease is a valid and binding obligation on the Company or Subsidiary party thereto and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Neither the Company nor any of its Subsidiaries has delivered or received written notice of any default or breach of any such Material Real Property Lease, and, to the Company’s Knowledge, no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any such Material Real Property Lease by any of the Company or its Subsidiaries, except for any such default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, there are no existing, pending or threatened condemnation proceedings relating to any material part of the Owned Real Property or Material Leased Real Property. Neither the Company nor any of its Subsidiaries has subleased or granted the right to any Person (or is otherwise obligated) to purchase, sell, dispose, use or occupy any Owned Real Property or Material Leased Real Property which is still in effect.

SECTION 2.17                                                                       Material Contracts.

(a)                                 Except for (x) this Agreement and any agreements entered into on the date hereof in connection with this Agreement and (y) any Contract listed in Section 2.17(a) of the Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any written Contract of the type described in clauses (i) through (xix) below (in each case excluding Company Plans and Company Insurance Policies, which are addressed in Section 2.8, Section 2.15 and Section 2.16, respectively) (each, a “Company Material Contract”):

(i)                                     pursuant to which the Company or any of its Subsidiaries may be entitled to receive or obligated to pay $5,000,000 or more during any twelve (12) month period or that provides for payments in excess of such amount over the remaining term of such Contract (in each case, whether under a single Contract or a series of related Contracts), and is not cancelable without penalty or further payment and without more than ninety (90) days’ notice;

(ii)                                  that limits or purports to limit (or that, following the Closing, would limit) the ability of (A) the Company or any of its Subsidiaries to compete with any Person in any geographic area or during any period of time in any material respect, or (B) any of the Company’s Affiliates (other than the Company’s Subsidiaries) to compete with any Person in any geographic area or during any period of time in any respect (other than, in the case of this clause (B), such Contracts that limit the ability of such Affiliate to compete with respect to only one or more specified existing products of the Company or any of its Subsidiaries and would not, following the Closing, limit or purport to limit the ability of Buyer or any of its Affiliates to compete with respect to any products that are not existing products of the Company or any of its Subsidiaries);

(iii)                               that contains a provision or covenant that provides for exclusive dealing, right of first offer, right of first refusal, “most favored nation”, “take or pay” or other terms or similar requirements in favor of any Person with respect to, or that requires the Company or its Subsidiaries to purchase its total requirements of, any product or service from any other Person (A) that is a Contract with a Material Supplier or Material Customer or (B) pursuant to which the Company or any of its Subsidiaries may be entitled to receive or obligated to pay $3,000,000 or more during the twelve (12) month period ended on the date of the Latest Audited Balance Sheet;

(iv)                              for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Interests of any Person which Contract provides for the indemnification, “earn-out” or assumption of any Liability, or any other obligation of, of any Person by the Company or any of its Subsidiaries, in each case, that could result in payments or Losses in excess of $5,000,000, in each case which obligation remains outstanding (other than any such Contract entered into prior to January 1, 2013 that provides only for the indemnification by the Company or any of its Subsidiaries of any Liability of any Person arising or resulting from any inaccuracy in any fundamental representation or warranty (excluding any tax-related representation or warranty) made by the Company or its Subsidiaries, as applicable, which fundamental representation or warranty, to the Company’s Knowledge, was not inaccurate at the applicable time);

(v)                                 that relates to any material joint venture, partnership, joint development, strategic alliance or similar arrangement;

(vi)                              under which the Company or any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness in excess of $10,000,000 outstanding, but excluding (i) trade payables incurred in the ordinary course of business consistent with past practice, (ii) Contracts between wholly-owned Subsidiaries of the Company (or between a wholly-owned Subsidiary of the Company and the Company) and (iii) advances to employees for business expenses in the ordinary course of business consistent with past practice;

(vii)                           that constitutes a hedging, swap, derivative or similar Contract, other than any such Contract entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(viii)                        that constitutes a Material Real Property Lease;

(ix)                              that grants a Lien upon any of the assets of the Company or its Subsidiaries that secures Indebtedness in excess of $10,000,000 or guarantees performance of services in excess of $10,000,000 of any Person (other than the Company or any of its Subsidiaries);

(x)                                 under which any Person (other than the Subsidiaries of the Company) has directly or indirectly guaranteed or assumed any material Indebtedness of the Company or its Subsidiaries;

(xi)                              that is a material Contract relating to Intellectual Property (including any such agreement that is a license, cross-license, co-branding, co-existence, private label or research and development agreement, or an agreement granting releases, immunities from suit or covenants not to sue under Intellectual Property) or material IT Assets (other than (a) non-exclusive, commercially available, non-customized, off-the-shelf, click-through Software licenses granted to the Company or its Subsidiaries, with annual license fees not exceeding $1,000,000 or (b) non-exclusive licenses under Company IP granted to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice solely for such customers’ use of the Company Products);

(xii)                           that remains outstanding and that obligates the Company or any of its Subsidiaries to make any capital investment or capital expenditure in an amount in excess of $5,000,000 during any twelve (12) month period or $20,000,000 over the term of such Contract;

(xiii)                        that has been entered into since January 1, 2013 and that relates to a waiver of any rights or grant of any release in connection with, or involves the resolution or settlement of, any material threatened or pending Action or that provides for any injunctive or other non-monetary relief in connection with any such material threatened or pending Action;

(xiv)                       that is entered into with any Material Customer (other than (A) any Contracts pursuant to which any of the Company or its Subsidiaries is not entitled to receive any monetary payment and do not impose any material obligations on the Company or its Subsidiaries and (B) Contracts with the Persons listed on Section 2.22(a)(iv)(A) of the Disclosure Schedules);

(xv)                          that is entered into with any Material Supplier (other than any Contracts pursuant to which any of the Company or its Subsidiaries is not obligated to make monetary payment and do not impose any material obligations on the Company or its Subsidiaries);

(xvi)                       required to be set forth in Section 2.19 of the Disclosure Schedules;

(xvii)                    that provides a loan to any Company Employee or Company Independent Contractor (other than advances for business-related expenses to Company Employees or Company Independent Contractors in the ordinary course of business consistent with past practice);

(xviii)                 that is a Collective Bargaining Agreement; or

(xix)                       any agreement to enter into any of the foregoing.

(b)                                 Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto and, to the Company’s Knowledge, each other party thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception and except where any such failure to be valid and binding or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no default, violation or breach under any Company Material Contract by the Company or any of its Subsidiaries that is a party thereto or, to the Company’s Knowledge, any other party thereto, and, no event has occurred that with notice or lapse of time or both would (i) constitute a default, violation or breach thereunder by the Company or any of its Subsidiaries that is a party thereto or any other party thereto, (ii) result in a right of termination for the counterparty thereunder, (iii) cause or permit the acceleration of, or other material modifications to, any material right of the counterparty or obligation of the Company or any of its Subsidiaries that is a party thereto, or (iv) result in the loss of any material benefit of or to the Company or any of its Subsidiaries that is a party thereto. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received or provided written notice of any actual or alleged default, violation, breach or termination of, or acceleration of any material right or obligation under, any Company Material Contract, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Correct and complete copies of each Company Material Contract (except for de minimis exceptions) have been made available to Buyer prior to the date of this Agreement (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder), except for certain Contracts the terms of which include competitively sensitive information (in which case only such terms have been redacted and Buyer has been informed that terms have been redacted from such Contracts and correct and complete unredacted copies of such Contracts have been provided to Buyer’s Representatives pursuant to a “clean team” or similar arrangement) and certain Contracts that have expired as of the date of this Agreement.

(c)                                  None of Seller and its Affiliates are party to any non-disclosure, confidentiality or similar agreements entered into since January 1, 2016 in connection with or otherwise in contemplation of the sale by Seller to any third party of the Company or any of its Material Subsidiaries.

SECTION 2.18                                                                       Anti-Corruption Laws; Sanctions.

(a)                                 Since January 1, 2013, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of its or their respective directors or Persons acting on behalf of the Company or any of its Subsidiaries has, (i) violated, aided or abetted the violation of, or conspired to violate the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or the U.K. Bribery Act of 2010 (“UK Bribery Act”), each as amended, or (ii) materially violated,  aided or abetted the material violation of, or conspired to materially violate any other Laws concerning or relating to bribery or corruption (collectively, with the FCPA and the UK Bribery Act, the “Anticorruption Laws”) or money laundering (the “AML Laws”).

(b)                                 None of the Company, any of its Subsidiaries, any of its directors, officers or employees nor, to the Company’s Knowledge, any other Persons acting on behalf of the Company or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has violated, aided and abetted the violation of, or conspired to violate any Sanctions Laws or export control Laws, (iii) has, since January 1, 2013, had, or been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding, any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, and (iv) to the Company’s Knowledge, no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings in connection with any conduct related to any Sanctions Laws or export control Laws.

(c)                                  No action, suit or proceeding by or before any Governmental Entity or investigation by the Company concerning the Company or its Subsidiaries with respect to the Anticorruption Laws, AML Laws, Sanctions Laws or export control Laws is pending or, to the Company’s Knowledge, threatened.

(d)                                 The Company and its Subsidiaries have internal policies, procedures and controls reasonably designed to achieve compliance with all applicable Anticorruption Laws, AML Laws, Sanctions Laws and export control Laws.

SECTION 2.19                                                                       Affiliate Transactions.  (a) There are no Contracts, written or unwritten, of any kind, between the Company or its Subsidiaries, on the one hand, and Seller or its Affiliates (other than the Company and its Subsidiaries), on the other hand and (b) no officer, employee or director of the Company, any of its Subsidiaries or Affiliates, or of any stockholder of the Company is a party to any Contract with the Company or any of its Subsidiaries (other than any Company Plan or any other employment or services Contract with any employee, director, officer or consultant of the Company or any of its Subsidiaries).

SECTION 2.20                                                                       Brokers and Finders. Other than with respect to J.P. Morgan Securities LLC and Goldman, Sachs & Co., there are no claims for, and no Person is entitled to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries. All such commissions, fees and compensation of J.P. Morgan Securities LLC and Goldman, Sachs & Co. constitute Transaction Expenses for all purposes hereunder.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, for which Buyer or any of its Affiliates (other than the Company or any of its Subsidiaries) may be liable.

SECTION 2.21                                                                       Product Warranty, Product Liability and Product Recalls.

(a)                                 Each product or service manufactured, sold, leased, delivered or marketed by the Company or any of its Subsidiaries since January 1, 2013 has been in conformity with all applicable Laws, Orders, contractual commitments and all express warranties, except where the failure to be in conformity would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Company or any of its Subsidiaries has any Liability (and to the Company’s Knowledge, there is no basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof, property damage, or other damages in connection therewith, except for such Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No product manufactured, sold, leased, delivered or marketed by the Company or any of its Subsidiaries is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease of such product, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2013, there has been no defect or patterns of defects in the design, manufacture, formulation, assembly, or installation of any product manufactured, processed, sold, distributed, or delivered by the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Section 2.21(b) of the Disclosure Schedules sets forth, as of the date of this Agreement, a correct and complete list of all existing material claims made against the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any other Person (and in which the Company or any of its Subsidiaries could be liable) arising from or alleged to arise from any injury to Person or property damage as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Company or any of its Subsidiaries or any service provided by the Company or any of its Subsidiaries since January 1, 2013, in each case, that have not been resolved and are pending or, to the Company’s Knowledge, threatened as of the date of this Agreement.  None of the Company or any of its Subsidiaries has any Liability arising out of any injury to individuals or property damage as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by the Company or any of its Subsidiaries or any service provided by the Company or any of its Subsidiaries, except for such Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Section 2.21(c) of the Disclosure Schedules sets forth, as of the date of this Agreement, a correct and complete list of all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by or for the Company or any of its Subsidiaries, or by or for any Person on behalf of the Company or any of its Subsidiaries, in each case between January 1, 2013 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were deemed closed by the Company.  There are no outstanding product recalls, field notifications, field corrections or safety alerts with respect to the products manufactured and/or distributed by or for the Company or any Subsidiary of the Company, or to the Company’s Knowledge, by or for any Person on behalf of the Company or any of its Subsidiaries, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in a product recall, field notification, field correction or safety alert with respect to any such products, except where any such product recalls, field notifications, field corrections or safety alerts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.22                                                                       Material Customers and Suppliers.

(a)                                 Section 2.22(a) of the Disclosure Schedules sets forth a correct and complete list of (i) the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, that are group purchasing organizations, (ii) the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, that are managed care organizations, (iii) the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, that are integrated delivery networks, and (iv) the top ten (10) Persons invoiced for goods or services provided by the Company and its Subsidiaries, taken as a whole (not taking into account the Persons listed on Section 2.22(a)(iv)(A) of the Disclosure Schedules), in each case of clauses (i) through (iv), based on the dollar amount of sales to such group purchasing organizations, managed care organizations or integrated delivery networks and Persons, as applicable, during the twelve (12) month period ended December 31, 2018 (each, a “Material Customer”). No Material Customer has, during the last twelve (12) months, (A) cancelled or terminated or provided written notice to cancel or otherwise terminate, or, to the Company’s Knowledge, threatened that it may cancel or otherwise terminate, any of its Contracts with the Company or any of its Subsidiaries or (B) provided written notice, or to the Company’s Knowledge, threatened that it may materially reduce payments to, or cease doing business with, the Company or any of its Subsidiaries or otherwise change in a manner materially adverse to the Company or any of its Subsidiaries the relationship of such Person with the Company or any of its Subsidiaries.

(b)                                 Section 2.22(b) of the Disclosure Schedules sets forth a correct and complete list of the top twenty (20) suppliers of the Company and its Subsidiaries, taken as a whole, based on the dollar amount of consolidated expenditures to such suppliers during the twelve (12) month period ended December 31, 2018 (each, a “Material Supplier”). No Material Supplier has, during the last twelve (12) months, (A) cancelled or terminated or provided written notice to cancel or otherwise terminate, or, to the Company’s Knowledge, threatened that it may cancel or otherwise terminate, any of its Contracts with the Company or any of its Subsidiaries or (B) provided written notice, or to the Company’s Knowledge, threatened that it may materially reduce the provision of supplies to the Company or any of its Subsidiaries or otherwise change in a manner materially adverse to the Company or any of its Subsidiaries the relationship of such Person with the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth in the Disclosure Schedules, which are subject to Section 10.11(c), Seller hereby represents and warrants to Buyer that:

SECTION 3.1                                                                              Organization, Good Standing and Qualification.  Seller (i) is a Guernsey limited partnership, acting by Chiron Guernsey GP Co. Limited, its general partner being a Guernsey non-cellular company limited by shares, each duly registered, organized, validly existing and in good standing under the Laws of Guernsey and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except where the failure to be so qualified, in good standing or to have such power or authority would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Seller to perform its obligations under this Agreement.

SECTION 3.2                                                                              Authority and Approval.  Seller has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is, or will be, a party and to consummate the transactions thereunder.  The execution, delivery and performance of the Transaction Documents to which it is, or will be, a party by Seller and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite action on the part of Seller and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of each of such Transaction Documents.  This Agreement has been, and the other Transaction Documents to which Seller will be party will be, duly executed and delivered by Seller, and assuming that each of the Transaction Documents to which Seller is, or will be, a party is a valid and binding obligation of Buyer, each such Transaction Documents constitutes, or will be, a valid and binding obligation of Seller enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 3.3                                                                              Governmental Filings; No Violations of Law or Agreements.

(a)                                 Except (A) for compliance with, and filings under, the HSR Act or applicable filings and approvals under any other Antitrust Law, (B) as may be required by reason of Buyer’s participation in the transactions contemplated by this Agreement and (C) such other items as set forth in Section 3.3(a) of the Disclosure Schedules, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or the consummation of the transactions contemplated by this Agreement, other than such items the failure to make or obtain, as the case may be, would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Seller to perform its obligations under this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Governing Documents of Seller, as amended to the date of this Agreement (B) any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, or any right of consent or notice with respect to, or any right to increased, accelerated or guaranteed rights or entitlements under, or options or rights of first refusal or right to modify the payment terms or consideration under, or other right to modify, any Contract binding upon Seller, (C) the creation of any Lien (other than Permitted Liens) on Seller or any of its properties, rights or assets, or (D) assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 3.3(a), any breach or violation under any Law or Order to which Seller or any of its assets is subject, in the case of clauses (B), (C) or (D) for any such breach, violation, default, termination, cancellation, amendment, acceleration or creation that would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Seller to perform its obligations under this Agreement.

SECTION 3.4                              Litigation.

(a)                                 There are no Actions by or before any Governmental Entity pending or, to Seller’s knowledge, threatened against Seller or affecting any of its properties, rights or assets which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, the effect of preventing or materially delaying the Closing or preventing or materially delaying or impairing the ability of Seller to perform its obligations under this Agreement.

(b)                                 Neither Seller nor any of its respective assets, rights or properties is subject to any Order and to Seller’s knowledge, no such Order is threatened and, to Seller’s knowledge, Seller is not subject to any continuing investigation by a Governmental Entity, except as would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Seller to perform its obligations under this Agreement.

SECTION 3.5                                                                              Brokers and Finders.  Other than with respect to J.P. Morgan Securities LLC and Goldman, Sachs & Co., there are no claims for and no Person is entitled to, brokerage commissions, finders’ fees or similar compensation payable by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates. All such commissions, fees and compensation of J.P. Morgan Securities LLC and Goldman, Sachs & Co. constitute Transaction Expenses for all purposes hereunder. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, for which Buyer or any of its Affiliates (other than the Company or any of its Subsidiaries) may be liable.

SECTION 3.6                                                                              Ownership.  Seller is the record, legal and beneficial owner of, and has good, valid and marketable title to, the Transferred Shares, free and clear of all Liens (other than restrictions under applicable securities Laws and Permitted Liens of the type described in clause (e) of the definition thereof) and, upon delivery of the Transferred Shares in the manner described in Article I and payment by Buyer of the Purchase Price pursuant to Article I, Seller will have transferred and delivered to Buyer record, legal and beneficial ownership of, and good, valid and marketable title to, the Transferred Shares, free and clear of all Liens (other than transfer restrictions under the Securities Act).  Seller is not a party (or subject) to (i) any option, warrant, purchase right, conversion right, right of first refusal, call, put or other Contract, obligation or commitment (other than this Agreement) that requires Seller to sell, transfer or otherwise dispose of any Transferred Shares or (ii) any voting trust, proxy or other contract relating to the voting of any Transferred Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

SECTION 4.1                                                                              Organization, Power and Good Standing.  Buyer (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except where the failure to be so qualified, in good standing or to have such power or authority would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Buyer to perform its obligations under this Agreement.

SECTION 4.2                                                                              Authority and Approval.  Buyer has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is, or will be a party, and to consummate the transactions thereunder.  The execution, delivery and performance of each of the Transaction Documents to which it is, or will be, a party by Buyer and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of each such Transaction Document.  No vote of holders of voting Equity Interests of Buyer or any of its Affiliates is necessary to approve any of the Transaction Documents to which Buyer or any of its Affiliates is, or will be, a party, or the transactions contemplated thereby.  This Agreement has been, and the other Transaction Documents to which Buyer will be a party will be, duly executed and delivered by Buyer, and assuming that each of the Transaction Documents to which Buyer is, or will be, a party is a valid and binding obligation of each of the other parties hereto, each such Transaction Document constitutes, or will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3                                                                              Governmental Filings; No Violations of Law or Agreements.

(a)                                 Except for (A) compliance with, and filings under, the HSR Act or applicable filings and approvals under any other Antitrust Law, or (B) such other items as set forth on Section 4.3(a) of the Disclosure Schedules, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer or the consummation of the transactions contemplated by this Agreement, other than such items the failure to make or obtain, as the case may be, would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Buyer to perform its obligations under this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Governing Documents of Buyer (B) any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, or any right of consent or notice with respect to, or any right to increased, accelerated or guaranteed rights or entitlements under, or options or rights of first refusal or right to modify the payment terms or consideration under, or other right to modify, any Contract binding upon Buyer or any of its Subsidiaries, (C) the creation of any Lien (other than Permitted Liens) on Buyer or any of its Subsidiaries or any of its properties, rights or assets, or (D) assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 4.3(a), any breach or violation under any Law or Order to which Buyer or any of its Subsidiaries or any of their respective assets is subject, except, in the case of clauses (B), (C) or (D) for any such breach, violation, default, termination, cancellation, amendment, acceleration or creation that would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Buyer to perform its obligations under this Agreement.

SECTION 4.4                                                                              Litigation.

(a)                                 There are no Actions by or before any Governmental Entity pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or affecting their respective properties, rights or assets which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, the effect of preventing or materially delaying the Closing or preventing or materially delaying or impairing the ability of Buyer to perform its obligations under this Agreement.

(b)                                 Neither Buyer nor any of its Subsidiaries is a party to, and none of them nor any of their respective assets, rights or properties is subject to, the provisions of any Order binding upon Buyer or any of its Subsidiaries and to the knowledge of Buyer, no such Order is threatened and, to the knowledge of Buyer, Buyer is not subject to any continuing investigation by a Governmental Entity, except any such Order that would not reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or impair the ability of Buyer to perform its obligations under this Agreement.

SECTION 4.5                                                                              Sufficiency of Funds.  At the Closing, Buyer will have cash or marketable securities on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the transactions contemplated by this Agreement, including all payments in respect of the Purchase Price and the payment of any fees and expenses of or payable by Buyer, or the Company, and any other amounts required to be paid at the Closing in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 4.6                                                                              Solvency; No Fraudulent Conveyance.  Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or its Subsidiaries.  Assuming (x) there has been no material breach of any of the representations and warranties of Seller and the Company in Article II or any of the representations and warranties of Seller in Article III, (y) there has been no material breach by Seller or any of its Affiliates (including the Company and its Subsidiaries) of any of their respective obligations under any of the Transaction Documents, and (z) the estimates, forecasts and projections provided to Buyer by or on behalf of Seller with respect to the Company, its Subsidiaries and their respective businesses, properties, assets and Liabilities were prepared in good faith and based on assumptions that were and continue to be reasonable, as of the Closing and immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of the amounts payable under Article I or otherwise in connection with the transactions contemplated by this Agreement, and related fees and expenses of the parties associated therewith, Buyer and its Subsidiaries (including the Company and its Subsidiaries), on a consolidated basis: (a) will be solvent, in that (i) the fair value of their assets will exceed the value of their Liabilities, and (ii) the “fair saleable value” will be not less than the amount that will be required to pay the probable Liabilities of each of Buyer, the Company and such Subsidiaries on their existing debts as such debts become absolute and matured, (b) will have an adequate amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged, and (c) will be able to pay their recourse debts as they become due.  For purposes of the foregoing, “have an adequate amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their Liabilities as they become due” means that such Persons will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.7                                                                              Investment Representation.  Buyer is acquiring the Transferred Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any U.S. federal or state or foreign securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges that it has independently informed itself as to the risks of the transactions contemplated by this Agreement and of ownership of the Transferred Shares.  Buyer acknowledges that the Transferred Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Transferred Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

SECTION 4.8                                                                              Sanctions Compliance.  Buyer is not and is not controlled by any Person that or who is operating, organized or resident in a country, region or territory which is itself the subject or target of any sanctions or trade embargoes imposed by the United States, United Nations, European Union or United Kingdom and is not listed in any sanctions- or trade embargo-related list of designated Persons maintained by any of the foregoing, including the Specially Designated Nationals (“SDN”) List, the Foreign Sanctions Evaders (“FSE”) List, or Sectoral Sanctions Identifications (“SSI”) List.

SECTION 4.9                                                                              Brokers.  Other than with respect to Credit Suisse Securities (USA) LLC, there are no claims for, and no Person is entitled to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement, for which Seller or its Affiliates may be liable.

ARTICLE V

COVENANTS

SECTION 5.1                                                                              Interim Operations.

(a)                                 From the date of this Agreement and until the Closing or the earlier termination of this Agreement in accordance with its terms, except (w) as set forth in Section 5.1(a) of the Disclosure Schedules, (x) as otherwise expressly contemplated or required by this Agreement (including compliance with Section 5.21), (y) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, Order, a Governmental Entity or by any Company Plan in effect as of the date of this Agreement, Seller shall cause the Company to, and the Company shall, and Seller and the Company shall cause the Company’s Subsidiaries to (1) conduct their respective businesses in the ordinary course of business consistent with past practice (it being understood that compliance by the Company or its applicable Subsidiary with the terms of a Company Material Contract listed in Section 2.17(a) of the Disclosure Schedules and made available to Buyer prior to the date hereof shall not constitute a failure to comply with the obligations set forth in this clause (1)) and (2) use reasonable best efforts to preserve intact the present business organizations and lines of businesses of the Company and its Subsidiaries in all material respects and maintain material relationships with suppliers, distributors and customers and others having material business dealings with the Company and its Subsidiaries.  Notwithstanding the generality of the foregoing, and subject to the immediately preceding sentence (including the exceptions set forth in clauses (w), (x), (y) and (z) thereof), the Company shall not (and shall cause its Subsidiaries not to):

(i)                                     amend their respective Governing Documents as in effect on the date of this Agreement;

(ii)                                  acquire any Equity Interests in, or assets, rights or properties of, any business or division (whether by merger, consolidation or otherwise) from any other Person (other than acquisitions of assets, properties or rights (A) from any Subsidiary of the Company or (B) in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, but in each case excluding any acquisition of Equity Interests);

(iii)                               merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than the disposition of obsolete or worn out assets in the ordinary course of business consistent with past practice);

(iv)                              issue, sell, pledge, dispose of or encumber any of their respective Equity Interests (or rights or options with respect to Equity Interests), except for issuances or dispositions of any capital stock of any of the Company’s Subsidiaries solely to the Company or any other of its Subsidiaries;

(v)                                 split, combine, subdivide or reclassify any of their respective Equity Interests;

(vi)                              sell, assign, transfer, dispose of or encumber any assets, rights or properties (including Intellectual Property) with a fair market value in excess of $5,000,000 individually or $10,000,000 in the aggregate, except in connection with sales of inventory or the disposition of obsolete or worn out assets in the ordinary course of business consistent with past practice;

(vii)                           cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any registered or applied-for Company IP, other than any of the foregoing actions that is both (A) in the ordinary course of business consistent with past practice and (B) concerns Company IP determined by the Company in its reasonable judgment to no longer be material to the Company or any of its Subsidiaries;

(viii)                        permit any Leakage other than (A) Permitted Leakage or (B) Leakage in an aggregate amount not to exceed $9,000,000 and which, in the case of this clause (B), is taken into account as a reduction in Purchase Price at Closing;

(ix)                              incur any Indebtedness (including any borrowings under existing revolving credit facilities of the Company or any of its Subsidiaries) in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than any accounts payables and accounts receivables solely between the Company and/or one of its Subsidiaries incurred in the ordinary course of business and consistent with past practice) or cancel, release, assign, retire, settle or modify any Indebtedness existing between or among any of the Company and its Subsidiaries (other than cancellations, releases, assignments, retirements, settlements or modifications made in the ordinary course of business and consistent with past practice of any accounts payables and accounts receivables solely between the Company and/or one of its Subsidiaries incurred in the ordinary course of business and consistent with past practice), provided, that it is agreed that accounts payables and accounts receivables do not include loans or advances of funds;

(x)                                 subject any of their respective material properties or assets (including material Intellectual Property) to any Lien, in each case other than Permitted Liens;

(xi)                              (A) increase or announce any increase in the compensation or benefits payable or to become payable to any Company Employee or any Company Independent Contractor (other than (i) increases in annual base salaries, wage rates, annual bonus targets or service or consulting fees made in the ordinary course of business consistent with past practice, which such increases, in the case of any Restricted Employee, shall not in the aggregate be more than a de minimis amount in the context of such Restricted Employee’s compensation as of the date hereof, or (ii) increases in benefits with respect to Company Employees that are not Restricted Employees that are made in the ordinary course of business consistent with past practice and do not increase costs or obligations of the Company or any of its Subsidiaries by more than a de minimis amount or respect), (B) accelerate the time of vesting, funding or payment of any compensation or benefits to any Company Employee or Company Independent Contractor, (C) make any long-term incentive awards (whether settled in cash, equity or other property) to any Company Employee or

Company Independent Contractor, (D) grant any new or additional entitlement to or pay any severance or termination pay to any Company Employee or Company Independent Contractor (other than payment of severance or termination pay in the ordinary course of business consistent with past practice that is (i) subject to the applicable recipient executing and not revoking a general release and waiver of claims in favor of the Company and its Subsidiaries and (ii) paid to any Company Employee who is not a Restricted Employee or any Company Independent Contractor) or, (E) grant to any Company Employee or Company Independent Contractor any right to a retention or transaction bonus (other than any such amount which, together with the employer portion of Taxes thereon, is treated as a Transaction Expense and which is included in the Closing Statement and reduces the Closing Purchase Price hereunder at the Closing) or (F) grant to any Company Employee or Company Independent Contractor any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code;

(xii)                           establish, adopt, enter into, materially amend or terminate any Company Plan or any plan, program, policy, agreement or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (other than to replace or amend any Company Plan or any plan, program, policy, agreement or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement if the cost to the Company or its Subsidiaries thereunder is not materially increased); provided, that the Company and its Subsidiaries may enter into or amend (A) employment arrangements with Company Employees who are not and do not become Restricted Employees and (B) consulting arrangements with Company Independent Contractors or individual healthcare providers, in the case of each of clauses (A) and (B), in connection with promotions and new hires or engagements, so long as such employment and consulting arrangements, and such promotions, new hires and engagements, are in the ordinary course of business consistent with past practice; provided, further, that the Company or its applicable Subsidiary may establish and administer the annual bonus plan for the fiscal year ended December 31, 2020 as long as such plan (including in respect of its terms) is adopted in the ordinary course of business consistent with past practice (it being understood that such plan shall not incorporate the terms of any amendment to the annual bonus plan in effect for the fiscal year ended December 31, 2018);

(xiii)                        (A) terminate the employment of any Company Employee who is a Restricted Employee as of the date of this Agreement other than for misconduct or other acts constituting “cause” or due to expiration or non-renewal of a Contract (other than, in the case of a Restricted Employee who is not a Senior Restricted Employee, any termination that is in the ordinary course of business consistent with past practice) or (B) hire any employee or promote any employee to any position that would result in such employee being a Restricted Employee (other than any such hiring or promotion to any position that would result in such employee being a Restricted Employee who is not a Senior Restricted Employee that is in the ordinary course of business and consistent with past practice);

(xiv)                       (A) make, change, or rescind any material Tax election, (B) agree with any Taxing Authority to any material adjustment of any Tax attribute, (C) file any material amended Tax Return, (D) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (E) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, (F) settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy with a Taxing Authority relating to Taxes, (G) change in any material respect any method of accounting used for Tax purposes, or (H) take any action with the intention to or purpose of (i) accelerating the use of any material amount of loss, credit or other tax asset in a period prior to the Closing or (ii) deferring the recognition of any material amount of income, gain or any other Tax Liability to a period after the Closing;

(xv)                          except as required by GAAP, make any material changes to accounting, methods, practices, policies or principles of the Company or its Subsidiaries;

(xvi)                       other than in the ordinary course of business consistent with past practice, (1) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (2) terminate, amend, accelerate, cancel, modify or waive any rights under any Company Material Contract in a manner materially adverse to the Company and its Subsidiaries, excluding any termination upon expiration in accordance with the terms of such Company Material Contract; provided in each case that the Company and its Subsidiaries shall be permitted to extend, renew or replace any Company Material Contract with one or more Contracts on substantially similar terms and consistent with past practice in all material respects;

(xvii)                    except for the capital expenditures contemplated by the Company capital expenditures budget set forth in Section 5.1(a)(xvii) of the Disclosure Schedules, make, enter into any Contract providing for, or authorize any capital expenditure in excess of $5,000,000 individually or $20,000,000 in the aggregate;

(xviii)                 compromise, settle or agree to settle any Actions, or investigations (A) involving amounts paid or payable by the Company or its Subsidiaries in excess of $500,000 individually or $5,000,000 in the aggregate, or (B) that would impose any material non-monetary restrictions on the business of the Company or its Subsidiaries that would continue after the Closing;

(xix)                       make any change to its publicly-facing privacy policies or the operation or security of its material IT Assets, in each case, in any manner that is materially adverse to the business of the Company and its Subsidiaries;

(xx)                          cancel, release or assign any material Indebtedness owed by any Person to the Company or its Subsidiaries or any material claims held by the Company or any of its Subsidiaries against any such Person;

(xxi)                       enter into any Contract with Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries);

(xxii)                    enter into a new line of business or abandon or discontinue any existing line of business, in each case, which is material to the Company and its Subsidiaries, taken as a whole, or, in the case of entry into any new line of business, could reasonably be expected to have any of the effects described in clauses (i), (ii) or (iii) in Section 5.2(d)(iv);

(xxiii)                 create any Subsidiary of the Company or any of its Subsidiaries;

(xxiv)                commute, terminate or let lapse any Company Insurance Policy (unless such policy is not a Specified Insurance Policy and is replaced by a substantially comparable policy) or amend, cancel, modify or waive any rights under any Specified Insurance Policy;

(xxv)                   (A) sell, assign or otherwise transfer (except to a Subsidiary) or (B) grant a license (except to a Subsidiary), release, immunity or covenant not to sue under or in respect of, or otherwise encumber, any material Company IP (other than the grant of non-exclusive licenses to customers in the ordinary course of business consistent with past practice, to the extent such licenses are necessary for the respective customer’s use or receipt of Company Products and subject to terms and conditions (including as to confidentiality) that are consistent with past practice); or

(xxvi)                agree, resolve, authorize or commit to do any of the foregoing.

(b)                                 Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.2                                                                              Filings; Other Actions; Notification.

(a)                                 Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, including Section 5.2(d), Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and no later than the Outside Date (it being understood that, notwithstanding this Section 5.2(a), the obligations of Buyer pursuant to Section 5.2(d) shall be subject to the timing specified therein), including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable (and in any event no later than the Outside Date) all consents, registrations, approvals, permits and authorizations necessary to be obtained from any Governmental Entity or other third parties in order to consummate the transactions contemplated by this Agreement, (ii) giving all notices to all Persons required under any Company Material Contract with respect to the consummation of the transactions contemplated by this Agreement and (iii) using their reasonable best efforts to prevent the entry of any permanent or preliminary injunction or other Order that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent the consummation of any such transaction by the Outside Date.  Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the views and comments of the other in connection with any proposed filing, written materials or communication to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing rights, each of Seller and Buyer shall act reasonably and as promptly as practicable.

(b)                                 Information.  Subject to applicable Laws, Seller and Buyer each shall, upon request by the other, furnish the other as promptly as reasonably practicable with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of Seller, Buyer or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust

Law.  Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations pursuant to Section 5.2(a) and Section 5.2(d), Seller and Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.2(b) as “Legal Counsel Only”; provided, however, that materials may also be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  Such materials and the information contained therein shall be given only to the legal counsel of the recipient and will not be disclosed by such legal counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel.

(c)                                  Status.  Subject to applicable Laws and the instructions of any Governmental Entity, Seller and Buyer each shall keep the other apprised of the status of matters relating to approvals of or investigations by any Governmental Entity of the transactions contemplated by this Agreement and the other Transaction Documents, including promptly (i) notifying the other Party of any material or substantive oral communication between that Party or any of its controlled Affiliates, on the one hand, and any Governmental Entity, on the other hand, and (ii) furnishing the other with copies of all notices, correspondence, filings or other communications by Seller or Buyer, as the case may be, or any of their respective Affiliates, and any Governmental Entity, in each case with respect to such filings, approvals or investigations.

(d)                                 Antitrust Commitments.

(i)                                     Upon the terms and subject to the conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.2, each of Seller, on the one hand, and Buyer, on the other hand, agree to take or cause to be taken the following actions:

(A)                               Buyer and, if applicable, Seller shall, and Seller shall cause its Affiliates to, file as soon as practicable, and in any event, (1) no later than ten (10) Business Days following the date of this Agreement, the initial pre-merger notification and report forms under the HSR Act with respect to this Agreement and the transactions contemplated herein required under and in compliance with the HSR Act for each of Buyer and/or Seller and its Affiliates, in each case, requesting early termination of the waiting period with respect to the transactions contemplated hereby, and (2) as promptly as practicable following the date of this Agreement, any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other Antitrust Law listed in Section 5.2(d)(i)(A) of the Disclosure Schedules; and

(B)                               as promptly as reasonably practicable or advisable respond to any inquiries received from, and provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) any additional non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such approval of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby, including as promptly as reasonably practicable or advisable complying with or modifying any requests for additional information (including any “second request” or equivalent) by any Governmental Entity.

(ii)                                  In addition to the foregoing, Buyer shall take, and cause its Subsidiaries and Affiliates to take, any and all actions necessary to (A) make any filings or obtain any consents, clearances or approvals required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, (B) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity, and (C) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, Order or judgment that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, in each case, to allow the Parties to consummate the transactions contemplated hereby prior to the Outside Date, including, without limiting the foregoing, (1) proposing, offering, negotiating, committing to and effecting, by consent decree, a hold separate Order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Company or Buyer or either’s respective Subsidiaries, (2) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or the Company’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, rights, products, leases, businesses, services or other operations of the Company or Buyer or either’s respective Subsidiaries or any interest or interests therein, and (3) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive Order that would adversely affect the ability of any Party to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof (the actions contemplated by clauses (1) and (2) above, a “Remedy”), it being understood that, Seller shall, at Buyer’s written request upon reasonable advance notice to Seller, use its reasonable best efforts to cooperate with, and to take any action in support of, the actions contemplated by clauses (1), (2) and (3) above, provided, that subject to Seller’s other obligations under this Section 5.2, Seller shall be under no obligation to agree to, or effect, any Remedy with respect to itself or any of its Affiliates and that the absence of such obligations on Seller in no way limits Buyer’s obligations hereunder.

(iii)                               Notwithstanding anything to the contrary herein, Buyer shall, on behalf of the parties hereto, have control over and lead all communications and strategy related to obtaining any consents, clearances or approvals required under or in connection with the HSR Act or any other Antitrust Law listed in Section 5.2(d)(i) of the Disclosure Schedules and in furtherance of the foregoing, Buyer may, in its sole discretion, withdraw its initial filing under the Antitrust Act or any other Antitrust Law, as the case may be, and refile it, or extend any waiting period under the HSR Act or any other Antitrust Law or enter into any interim timing agreement with any Governmental Entity not to consummate the transactions contemplated hereby (but in no event shall Buyer enter into any such interim timing agreement the expiration date of which is later than ten (10) Business Days prior to the Outside Date); provided, however, that Buyer shall consult with and cooperate with Seller, and permit Seller (and its counsel) to review in advance and consider in good faith the views of Seller, relating to any written or substantive oral communication made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law, and shall furnish Seller with the copy of any such written or substantive oral communication. To the extent practicable, no Party will (and each Party will cause its controlled Affiliates to not) participate in any substantive meeting, telephone call, or discussion with any Governmental Antitrust Entity relating to the transactions contemplated by this Agreement (except for those related to a Remedy) unless it consults with the other Party in advance and, to the extent permitted by such Governmental Antitrust Entity, gives the other Party the opportunity to attend and participate thereat.

(iv)                              From the date of this Agreement until the Closing or the earlier termination of this Agreement, each of Seller and Buyer shall not, and shall not permit any of their respective Subsidiaries or controlled Affiliates to, directly or indirectly, enter or agree to enter into any agreement to acquire, whether by merger, consolidation, business combination, the purchase of assets or equity or otherwise, any business or Person if such transaction could reasonably be expected to (i) delay the expiration or termination of any applicable waiting period in any material respect or delay in any material respect the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Entity necessary to consummate the transactions contemplated hereby, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law, (ii) increase the risk of any Governmental Entity entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay in any material respect or restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby or (iii) otherwise delay or impede the consummation of the transactions contemplated hereby in any material respect.

(v)                                 Nothing in this Section 5.2 or elsewhere in this Agreement shall require any Party to take or agree to take any action with respect to their business or operations or their Subsidiaries and their respective business or operations prior to the Closing unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

SECTION 5.3                                                                              Further Assurances.  From time to time following the Closing and upon the terms and subject to the conditions set forth in this Agreement, the Parties shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices (including any change of control notifications to any Governmental Entity and revised information packages required by any Governmental Entity), assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party.

SECTION 5.4                                                                              Pre-Closing Access and Reports.

(a)                                 Subject to applicable Law, upon reasonable advance written notice, the Company shall (and shall cause its Subsidiaries to) afford Buyer’s and Buyer’s Affiliates’ respective officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Closing or the earlier termination of this Agreement, to the Company’s and its Subsidiaries’ employees, properties, Contracts, data and information and records to the extent relating to the Company and its Subsidiaries; provided, that Buyer and its Representatives shall conduct any such activities at their sole cost and expense (excluding for the avoidance of doubt the cost of the compensation and benefits of the Company Employees) and in such a manner as not to interfere unreasonably with the business or operations of the Company and/or its Subsidiaries and in no event will the foregoing include any sampling or analysis of soil, groundwater, building materials or other environmental media.  All requests for information made pursuant to this Section 5.4 shall be directed to the executive officer or other Persons designated by the Company for such requests, and Buyer agrees that no communication shall be made by any of its Representatives with any employee, officer or agent of Seller, the Company or any of its Subsidiaries who has not been so designated without the prior written consent of Seller or its designee.

(b)                                 This Section 5.4 shall not require Seller, the Company or its Subsidiaries to permit any access to or to disclose (i) any information that, in the reasonable judgment of Seller, is reasonably likely to result in any violation of any Law, fiduciary duty or any Contract to which Seller, the Company or its Affiliates is a party or cause any privilege (including attorney-client privilege) that Seller, the Company or their respective Affiliates would be entitled to assert to be undermined with respect to such information; or (ii) any information that in the reasonable judgment of Seller would result in the disclosure of any trade secrets, competitively sensitive information or information concerning the valuation of Seller or its Affiliates; provided, that, in the case of clause (i) above, Seller shall provide written notice to Buyer of the fact that Seller, the Company or any of its Affiliates are withholding such information and the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Seller (after consultation with counsel)) be reasonably likely to result in the violation of any such Law or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information. The access or information provided pursuant to this Section 5.4 shall not (x) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Closing in Article VII or otherwise prejudice in any way the rights and remedies of any Party hereunder, (y) affect or be deemed to affect or modify any Party’s reliance on any other Party’s representations, warranties, covenants and agreements made in this Agreement or (z) be deemed to amend or supplement any Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant by any Party hereto.

(c)                                  The information provided pursuant to this Section 5.4 shall be used solely for the purpose of effectuating the transactions contemplated hereby, including planning for the integration of the Company and its Subsidiaries with Buyer, and such information shall be kept confidential by Buyer in accordance with, and Buyer shall otherwise abide by and be subject to all of the terms and conditions of, the Confidentiality Agreement (including the sixth paragraph thereof) until the expiration or termination thereof in accordance with Section 5.9(a).

SECTION 5.5                                                                              Publicity.  Seller and Buyer agree that (a) no public release or announcement shall be issued or made, and (b) no filing with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) will be made, in each case of clause (a) and (b) with respect to the transactions contemplated by this Agreement, by either Party or its controlled Affiliates without the prior written consent of the other Party, except (i) as may be required by Law (upon the reasonable advice of counsel) or by the request of any Governmental Entity, in which case the Party required to issue such public release or announcement or make any filing with any third party and/or any Governmental Entity (or whose controlled Affiliate is required to issue such public release or announcement or make any filing with any third party or any Governmental Entity) shall, to the extent practicable, provide the other Party a reasonable opportunity to comment on and take into account in good faith the other Party’s comments on such public release, announcement or filing prior to its issuance, distribution or publication, in each case to the extent permitted by Law, (ii) solely with respect to Seller or the Company, to the extent required under the Indenture to the holders of the Senior Notes, provided that, the Company shall provide Buyer a reasonable opportunity to comment on and take into account in good faith Buyer’s comments thereto prior to its distribution to the holders of the Senior Notes and (iii) disclosure of the terms of this Agreement or any other relevant information that is already publicly available in accordance with this Section 5.5 (including all information and materials disclosed or filed by Buyer with the U.S. Securities and Exchange Commission).  Notwithstanding the foregoing, from and after the date of this Agreement and until the Closing Date, neither Seller nor any of its Affiliates shall send, distribute or otherwise make available written communications or other material communications to any Company Employee or Company Independent Contractor regarding any post-Closing employment, compensation or benefits except (A) with the prior written consent of Buyer (provided that subsequent distributions or communications substantively the same as those communications previously approved by Buyer in writing shall not require prior written consent for distributions or communications following such approval), (B) as expressly required by the terms of this Agreement or (C) as necessary to consummate the transactions contemplated by this Agreement.  Notwithstanding anything contained herein to the contrary, (x) this Section 5.5 shall not apply to filings or other communications to be made to Governmental Entities pursuant to Section 5.2, and (y) in no event will the Company or Buyer or any of their Affiliates have any right to use the Selling Sponsors’ names or marks, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of the applicable Selling Sponsor.

SECTION 5.6                                                                              Employee Benefits.

(a)                                 Consistent with its customary practices and based on assumptions concerning the general compensation philosophy and approach of the Company and its Subsidiaries, Buyer intends to transition the compensation and benefits packages for employees who are employed by the Company and its Subsidiaries immediately prior to the Closing and who continue employment with Buyer, the Company, or any of their respective Subsidiaries following the Closing (collectively, the “Affected Employees”) generally (subject to limited exceptions to reflect specific individual circumstances) as follows: (i) annual base salary or base wages immediately after the Closing would be at a level not less than what it was immediately prior to the Closing, (ii) planned total cash compensation (base salary or base wages, as applicable, plus target cash incentives) immediately after the Closing would be at a level that is not less than what it was immediately prior to the Closing, (iii) immediately following a human resources integration transition, equity compensation incentives would be at a level consistent with that provided to other similarly situated employees of Buyer and its Affiliates, and (iv) immediately following a human resources integration transition after the Closing, employee benefits that are intended to be substantially similar, in the aggregate, to the benefits provided to Affected Employees immediately prior to the Closing or to the benefits provided to similarly situated employees of Buyer and its Affiliates.

(b)                                 From and after the Closing, for purposes of eligibility, vesting and level of benefits under the benefit and compensation plans, programs, policies, agreements or other arrangements of Buyer, the Company or any of their respective Subsidiaries in which Affected Employees are eligible to participate following the Closing (collectively, the “Buyer Plans”), Buyer shall, and shall cause the Company or the applicable respective Subsidiary to, credit each Affected Employee with his or her years of service with the Company, its Subsidiaries, and any predecessor, to the same extent as such Affected Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan; provided, that (i) no such service shall be credited (x) to the extent that it would result in a duplication of benefits with respect to the same period of service, (y) for purposes of any Buyer Plan, other than any Company Plan, that provides defined benefit pension benefits, retiree medical benefits or other post-employment benefits or (z) for purposes of any Buyer Plan that is grandfathered or frozen, either with respect to level of benefits or eligibility for participation, and (ii) for purposes of any Buyer Plan that is not a Company Plan, such service credit with respect to the level of benefits shall be applicable solely in respect of vacation, disability, severance and medical (other than retiree medical) benefits.  In addition, Buyer shall (and shall cause the Company and its Subsidiaries to) use commercially reasonable efforts to (i) waive for each Affected Employee and his or her covered dependents, any waiting period provision under any Buyer Plan and any pre-existing condition exclusions and actively-at-work requirements under any Buyer Plan providing medical, dental, pharmaceutical and/or vision benefits to the extent such conditions were inapplicable or waived in the ordinary course and consistent with past practices under the comparable Company Plans in which such Affected Employee participated immediately prior to the Closing, and (ii) for the plan year in which the Closing occurs, credit each Affected Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing in satisfying any applicable copayments, deductibles or out-of-pocket requirements for the plan year under any Buyer Plan that provides for medical, dental or vision insurance benefits (excluding, for the avoidance of doubt, any benefit plan that provides pharmaceutical benefits that does not provide credit for such co-payments, deductibles and out-of-pocket expenses).

(c)                                  Prior to the Closing, the Company shall use its reasonable efforts to take such actions as may be necessary (including soliciting any necessary customary employee waivers) to cause a stockholder vote that, if approved (and if any necessary waivers were obtained), would cause all payments to “disqualified individuals” (within the meaning of Section 280G of the Code) which would otherwise constitute “excess parachute payments” under Section 280G of the Code as a result of the transactions contemplated by this Agreement to satisfy the stockholder approval exemption under Section 280G(b)(5)(A)(ii) of the Code.  The Company shall provide Buyer and its Representatives with a copy of any disclosure statement and related calculations prepared in connection with this Section 5.6(c) not less than seven (7) calendar days prior to delivery to the Company’s stockholders and shall consider in good faith any comments made by Buyer or its Representatives regarding the content of such disclosure statement.  Prior to the Closing, the Company shall deliver to Buyer notification and evidence that a vote of the stockholders was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder with respect to payments or benefits that would constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) and whether or not the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote.

(d)                                 The Parties hereto acknowledge and agree that all provisions contained in this Section 5.6 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of Seller and Buyer and shall not create any right (i) in any other Person, including any employees, former employees, any participant or any beneficiary thereof in any Company Plan or Buyer Plan, or (ii) to continued employment with the Company, any of its Subsidiaries or Buyer.  Nothing herein shall, or shall be deemed to, amend any benefit plan, including any Buyer Plan or any Company Plan. After the Closing, nothing contained in this Section 5.6 shall interfere with the right of the Company, any of its Subsidiaries or Buyer to amend, modify or terminate any Company Plan or Buyer Plan or to terminate the employment of any employee of the Company or its Subsidiaries for any reason.

(e)                                  If requested by Buyer in a written notice delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company shall cause the board of directors (or the appropriate committee thereof) of the Company or the applicable Subsidiary of the Company to adopt resolutions and take such corporate actions as are necessary to terminate the Company 401(k) Plan, effective as of immediately prior to the Closing Date. If the Company

401(k) Plan shall be terminated as set forth in the immediately preceding sentence, at least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer (i) executed resolutions of the board of directors of the Company (or the appropriate committee thereof) authorizing the termination of the Company 401(k) Plan effective as of immediately prior to the Closing Date, and (ii) an executed copy of the amendment made to the Company 401(k) Plan in connection with the termination of the plan.  In the event that the Company 401(k) Plan is terminated as set forth in this Section 5.6(e), Buyer shall use commercially reasonable efforts to cause a Buyer Plan that includes a cash or deferred arrangement qualified under Section 401(k) of the Code (the “Buyer 401(k) Plan”) to permit and accept rollover contributions of the account balances of any Affected Employee who participated in the Company 401(k) Plan.  For the avoidance of doubt, with respect to each Affected Employee who participated in the Company 401(k) Plan that is terminated pursuant to this Section 5.6(e), Buyer shall use commercially reasonable efforts to cause a Buyer 401(k) Plan to permit and accept as rollover contributions a maximum of two (2) outstanding loan notes made by such Affected Employee that are held as assets of the Company 401(k) Plan immediately prior to the Closing, and if a Buyer 401(k) Plan permits and accepts as a rollover contribution such loan notes, Buyer shall use commercially reasonable efforts to permit the Affected Employee who made such loan note to continue to repay the underlying loan in accordance with its terms in effect immediately prior to the Closing.

(f)                                   Seller shall take all necessary action to cause all outstanding SAR Awards held by a Company SAR Award Holder to be cancelled at the Closing in exchange for the right to receive the consideration specified in Section 1.3 (if any) in accordance with the terms of Section 1.3.

(g)                                  No later than ten (10) Business Days following the date hereof, the Company shall use its reasonable efforts to provide Buyer with human resources contact information with respect to each country in which a Company Employee is employed (which, with respect to any country in which a Company Employee is employed but for which the Company and its Subsidiaries do not maintain a separate human resources contact, may be the human resources contact for the applicable region within which such country is located) and, following the date hereof, the Company shall cooperate with the reasonable requests of Buyer in good faith for the purpose of gathering Company Employee census data and preparing for on-boarding Company Employees. If Seller or any of its Subsidiaries would be prohibited by applicable Law or any Contract from providing any information or data requested by Buyer pursuant to this Section 5.6(g), the Company shall (or shall cause the applicable Subsidiary to) exercise commercially reasonable efforts to provide appropriate notification, obtain consent or take such other similar actions in order to provide such information consistent with applicable Law and such Contract, provided that Buyer shall use its commercially reasonable efforts to take the actions and execute the documents, reasonably requested by Seller or any of its Subsidiaries, as are required to render the provision of such information consistent with applicable Laws and such Contracts.  Notwithstanding anything to the contrary in this Section 5.6(g), any good faith failure of the Company or any of its Subsidiaries to perform, or comply with, its obligations under this Section 5.6(g) shall not constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a material breach of this Agreement by the Company.

(h)                                 The Company and Buyer shall (and shall cause their respective Subsidiaries to) cooperate to take all reasonably necessary or appropriate actions to comply with any requirement under applicable Law or any applicable Contract or Company Plan to notify the collective bargaining or other labor representatives about the transactions contemplated by this

Agreement, including any applicable works council of the Company, Buyer or any of their respective Subsidiaries, and to provide such information and engage in such discussions or negotiations with such representatives as may be required by applicable Law or any applicable Contract or Company Plan, in each case, to the extent reasonably requested by Buyer.

SECTION 5.7                                                                              Expenses.  Except as otherwise expressly provided in this Agreement (including Section 1.6), whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expense; provided, however, that Buyer shall be solely responsible for the filing fees paid in connection with the obligations set forth in Section 5.2(d)(i)(A), the cost of D&O Insurance to be obtained pursuant to Section 5.8, expenses incurred pursuant to Section 5.15, and any Transfer Taxes and similar Taxes required to be paid pursuant to Section 6.3.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a Willful Breach of this Agreement by any other Party.

SECTION 5.8                                                                              Indemnification; Directors’ and Officers’ Insurance.

(a)                                 For six (6) years after the Closing Date, the Company will, and will cause its Subsidiaries to, indemnify, defend and hold harmless, and advance expenses as incurred to, in each case to the same extent such Persons are indemnified or have the right to advancement of expenses as of the Closing by the Company and the applicable Company’s Subsidiary pursuant to and subject to the limitations of, the Company’s and such Subsidiary’s certificate of incorporation and bylaws or similar organizational documents and indemnification agreements, if any, in existence as of the date hereof and provided to Buyer prior to the date hereof, each present and former manager, director and officer of the Company or any of its Subsidiaries (each, a “D&O Indemnified Party”) against any costs, expenses (including attorneys’ fees), judgments, fines, Losses, claims, damages, Liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any threatened, pending or completed Action, whether civil, criminal, administrative or investigative, based on, arising out of or related to such D&O Indemnified Parties’ service as a manager, director or officer of the Company or any of its Subsidiaries or services performed by such Persons at the request of the Company or any of its Subsidiaries at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (a “D&O Indemnifiable Claim”), including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party.  In addition, for six (6) years after the Closing Date, the Company will, and will cause its Subsidiaries to, advance to each D&O Indemnified Party all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where Buyer or the Company has assumed the defense of such claim) prior to the final disposition of any such D&O Indemnifiable Claim; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification.  For the purposes of this Section 5.8(a), “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of Costs).

(b)                                 At or prior to the Closing, Buyer shall, or shall cause the Company to obtain and fully pay the premium for “tail” insurance policies for the extension of the coverage under (i) the Company or its Subsidiaries’ existing directors’ and officers’ liability insurance policies, and (ii) the Company’s or its Subsidiaries’ existing fiduciary and employment practices liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing from insurance carriers with the same or better credit rating as the Company’s insurance carriers as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary and employment practices liability insurance (collectively, “D&O Insurance”), for all insured persons under the Company’s or its Subsidiary’s existing D&O Insurance, with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable as the Company’s or its Subsidiaries’ existing policies with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement and the transactions or actions contemplated hereby); provided, however, that in no event shall Buyer be required to expend for such “tail” insurance policies pursuant to this sentence, together with any amounts expended pursuant to the immediately following sentence, an aggregate premium in excess of $1,700,000, which represents approximately 300% of the annual premium currently paid by the Company and its Subsidiaries for such insurance.  If Buyer for any reason fails to obtain such “tail” insurance policies as of the Closing, Buyer shall cause the Company and its Subsidiaries to (at Buyer’s expense), continue to maintain in effect for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s or its Subsidiaries’ existing policies as of the date of this Agreement, or Buyer shall cause the Company and its Subsidiaries to (at Buyer’s expense), use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s or its Subsidiaries’ existing policies as of the date of this Agreement; provided, however, that in no event shall the Company and its Subsidiaries (at Buyer’s expense) be required to expend for such policies pursuant to this sentence, together with any amounts expended pursuant to the immediately preceding sentence, an annual premium amount in excess of $1,700,000, which represents approximately 300% of the annual premiums currently paid by the Company and its Subsidiaries for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall cause the Company and its Subsidiaries to (at Buyer’s expense) obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                  If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or such Subsidiary shall assume all of the obligations of the Company or such Subsidiary, respectively, set forth in this Section 5.8.  Notwithstanding anything contained in this Agreement to the contrary, this Section 5.8 shall survive the consummation of the transactions contemplated hereby in accordance with its terms and shall be binding on all successors and assigns of the Company and its Subsidiaries.

(d)                                 The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and other insured persons under the

Company’s or its Subsidiary’s existing D&O Insurance, who are third party beneficiaries of this Section 5.8.

(e)                                  The rights of the D&O Indemnified Parties under this Section 5.8 shall be in addition to any rights such D&O Indemnified Parties may have under the Governing Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any D&O Indemnified Party as provided in the Governing Documents of the Company and its Subsidiaries and the Company or any of its Subsidiaries shall survive the Closing and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party without the consent of such D&O Indemnified Party and each Person entitled to insurance coverage under this Section 5.8, respectively, and his or her heirs and legal representatives.

(f)                                   Notwithstanding anything to the contrary in this Section 5.8, with respect to any right to indemnification or advancement for acts or omissions occurring prior to or at the Closing, the Company and its Subsidiaries, as applicable, shall be the indemnitors of first resort, responsible for all such indemnification and advancement, without regard to any rights that any D&O Indemnified Party may have against any direct or indirect shareholder or equity holder of any of the Company or its Subsidiaries (or any Affiliate of such shareholder or equity holder) (collectively, the “Other Indemnitors”) and without right to seek subrogation, indemnity or contribution from such Other Indemnitors.  Each of the Company, its Subsidiaries and Buyer further agrees that no advance or payment by any Other Indemnitor with respect to any claim for which any D&O Indemnified Party has sought advancement or indemnification from the Company or its Subsidiaries shall affect the foregoing and that any Other Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the D&O Indemnified Party against the Company and its Subsidiaries, and the Company and its Subsidiaries hereby irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  Buyer and the D&O Indemnified Parties agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 5.8(f).

SECTION 5.9                                                                              Confidentiality.

(a)                                 Buyer will hold and treat all documents and information concerning Seller and its Affiliates furnished to Buyer in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms until the Closing (and as of the Closing shall be deemed terminated). If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 Following the Closing, Seller shall, and shall cause its controlled Affiliates to, keep confidential and not use any and all non-public information relating to the Company and its Subsidiaries; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (upon written advice of outside counsel to such effect) to be required by any applicable Law or Order, including applicable rules of any national securities exchange; provided, further, that for purposes of this Section 5.9(b), any non-public information that has been disclosed to the holders of Senior Notes pursuant to Section 3.10(b) of the Indenture prior to the Closing shall not be deemed to be, and shall not constitute, non-public information relating to the Company and its Subsidiaries.  In the event that Seller or any of its controlled Affiliates is required by any applicable Law or Order to disclose any such non-public information to any third party, Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement (which notice shall, to the extent practicable, be delivered in advance of such disclosure), (ii) use reasonable best efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request and at Buyer’s sole cost and expense, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information, and (iii) to the extent such protective order or other reliable assurance is not obtained, disclose only that information that Seller determines (upon written advice of outside counsel to such effect) is required by such applicable Law or Order to be disclosed.

(c)                                  Following the Closing, Buyer shall, and shall cause its controlled Affiliates to, keep confidential and not use any and all non-public information relating to Seller, the Selling Sponsors and their respective Affiliates (other than the Company and its Subsidiaries) to the extent not relating to the Company or any of its Subsidiaries; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Buyer (upon written advice of outside counsel to such effect) to be required by any applicable Law or Order, including applicable rules of any national securities exchange.  In the event that Buyer or any of its controlled Affiliates is required by any applicable Law or Order to disclose any such non-public information to any third party, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Seller with prompt written notice of such requirement (which notice shall, to the extent practicable, be delivered in advance of such disclosure), (ii) use reasonable best efforts to preserve the confidentiality of such non-public information, including by, at Seller’s request and at Seller’s sole cost and expense, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information, and (iii) to the extent such protective order or other reliable assurance is not obtained, disclose only that information that Buyer determines (upon written advice of outside counsel to such effect) is required by such applicable Law or Order to be disclosed.

SECTION 5.10                                                                       Retention of Books and Records.  Subject to Article VI, following the Closing and for a period consistent with such Party’s record retention policy (the “Retention Period”), each of Buyer and Seller shall, and each shall cause its Subsidiaries to, use commercially reasonable efforts to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries, in each case, relating to periods prior to the Closing that are in Buyer’s or its Subsidiaries’ or in Seller’s or any of its Subsidiaries’, as applicable, possession at the Closing (and, in the case of Seller and its Subsidiaries, that have not otherwise have been delivered to Buyer at the Closing) and that are required to be retained under current retention policies, and to make the same available after the Closing for inspection and copying by the other Party or its Representatives for any legitimate business purpose (including for financial reporting or tax purposes). Unless consented to in writing by Buyer (in the case of a disposition by Seller or its Subsidiaries) or by Seller (in the case of a disposition by Buyer, the Company or any of its Subsidiaries), following the expiration of the Retention Period, before Buyer, the Company or any of its Subsidiaries, or Seller or any of its Subsidiaries (as applicable) shall dispose of any such books, ledgers, files, reports, plans, operating records or other material documents, Buyer or Seller (as applicable) shall give at least ninety (90) days’ prior written notice of such intention to dispose to Seller or Buyer (as applicable), and Seller or Buyer (as applicable) or any of their respective Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect. All access provided pursuant to this Section 5.10 shall be (i) conducted during normal business hours upon reasonable advance notice to Seller or the relevant Subsidiary of Seller providing access, or to the Company or the relevant Subsidiary of the Company providing access, (ii) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Company or the relevant Subsidiary of the Company providing access and its Affiliates or Seller or the relevant Subsidiary of Seller providing access and its Affiliates (as applicable) and (iii) conducted at the requesting Party’s sole cost and expense (including any costs and expenses for making copies of books and records), and the Company or the relevant Subsidiary of the Company providing access and Seller or the relevant Subsidiary of Seller providing access (as applicable) shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.10.

SECTION 5.11                                                                       Contact with Customers and Suppliers. Prior to the Closing, Buyer and its Representatives will not contact or communicate with the employees, customers, resellers, vendors, suppliers or other business relations of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement except (a) to the extent permitted by applicable Law and (b)(x) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) to the extent expressly permitted by this Agreement.

SECTION 5.12                                                                       Payoff Letter and Notes Redemptions.

(a)                                 No later than five (5) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to cause the agent for the lenders or other counterparties with respect to the Existing Credit Agreement to prepare and deliver to Buyer a payoff letter in form and substance reasonably satisfactory to Buyer evidencing the full repayment and satisfaction of all Funded Indebtedness (other than the Senior Notes) (the “Payoff Letter”), together with any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items in connection therewith.  Such Payoff Letter shall correctly specify the amount necessary to repay in full such Funded Indebtedness and shall set forth the account(s) to which such amount(s) shall be paid, and shall acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, all obligations in respect thereof shall be terminated or released and any Liens or guarantees with respect to such Funded Indebtedness have been or concurrently will be released.

(b)                                 On or prior to the Closing Date, upon Buyer’s request no later than three (3) Business Days prior to the Closing Date, the Company shall (1) cause the Senior Notes Issuers to prepare and deliver to the Trustee a notice of redemption (the “Notice of Redemption”) with respect to each series of Senior Notes pursuant to Article 5 of the applicable Indenture, which redemption may be conditioned upon the consummation of the Closing, and (2) prepare all other documents and take all other actions, other than the payment of the Notes Redemption Amount, as may be reasonably necessary to cause (i) the redemption of all outstanding Senior Notes on the Closing Date or (ii) at the option of Buyer, if any series of the Senior Notes will not be redeemed in full on the Closing Date, the satisfaction and discharge of the applicable Indenture on the

Closing Date (the “Satisfaction and Discharge Documentation”), and (iii) the release of all Liens and guarantees in connection therewith, in each case, subject to the irrevocable deposit by Buyer with the Trustee on the Closing Date of the applicable Notes Redemption Amount in accordance with Section 1.4(c). Prior to the Closing Date, the Company shall provide to Buyer correct and complete copies of the Notice of Redemption and all other documentation relating thereto or, if applicable, the Satisfaction and Discharge Documentation, including in each case, collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items, which shall be in form and substance reasonably satisfactory to Buyer and its counsel. No later than three (3) Business Days prior to the Closing Date, the Company shall notify Buyer of the Notes Redemption Amount (or the formula pursuant to which to calculate the Notes Redemption Amount).

SECTION 5.13                                                                       Transfer of Business-Related Contracts; Intercompany Accounts and Termination of Affiliate Arrangements.

(a)                                 Immediately prior to the Closing and in exchange for a redemption of a portion of the Common Stock held by the Seller immediately prior to Closing, (i) Seller shall assign and transfer to the Company, and the Company shall assume and acquire, all of the rights and obligations of Seller under (A) the LifeCell SPA and (B) the Contracts set forth on Section 5.13(a)(i) of the Disclosure Schedules, and (ii) the Company shall assign and transfer to the Seller, and Seller shall assume and acquire, the receivable attributable to the intercompany account owing from Seller to Company forth on Section 5.13(a)(ii) of the Disclosure Schedules.  Buyer’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required regarding the manner in which, and the agreements and documents pursuant to which, such assignments, transfers, assumptions, redemptions and acquisitions are effected.

(b)                                 Prior to or in connection with the Closing, Seller shall take (or cause one or more of its Affiliates to take) such action as is reasonably necessary or advisable to settle, effective as of, or prior to, the Closing, all intercompany accounts between the Company and its Subsidiaries, on the one hand, and Seller or any Subsidiary of Seller (other than the Company or its Subsidiaries), on the other hand, (excluding any intercompany accounts owing from Seller to the Company, which for the avoidance of doubt, shall be settled prior to the Closing pursuant to Section 5.13(a)); provided that the assignment and transfers pursuant to Section 5.13(a) and the settlement of intercompany accounts pursuant to this Section 5.13(b) shall not result in Buyer, the Company or any of its Subsidiaries incurring any costs, Losses or Liabilities unless they are included in the Closing Statement and reduce the Closing Purchase Price as a Transaction Expense hereunder at the Closing.  Seller shall consider in good faith any comments by Buyer on the settlement of all intercompany accounts, and Buyer’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required regarding the manner in which, and the agreements and documents pursuant to which, such intercompany accounts shall be settled unless such accounts are settled as set forth on Section 5.13(b) of the Disclosure Schedules.

(c)                                  Except as set forth on Section 5.13(c) of the Disclosure Schedules, prior to the Closing Seller and the Company shall terminate or cause to be terminated all Contracts required to be listed on Section 2.19 of the Disclosure Schedules, effective as of the Closing, and as of such time all such Contracts shall be without any further force and effect, and all obligations and Liabilities thereunder shall be deemed to have been satisfied; provided, that the termination of such Contracts shall not result in Buyer, the Company or any of its Subsidiaries incurring any costs, Losses or Liabilities.

SECTION 5.14                                                                       Notification of Certain Matters.  From the date of this Agreement through the Closing or the earlier termination of this Agreement in accordance with its terms, (i) the Company or Seller, as applicable, shall notify Buyer as soon as reasonably practicable of (A) any written notice or other written communication from any Person (including any Governmental Entity) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (B) any Action commenced or, to the Company’s Knowledge, threatened against Seller, the Company or any of its Subsidiaries that, if adversely determined against Seller, the Company or any of its Subsidiaries, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (C) the occurrence of any event, to the Company’s Knowledge, that would reasonably be expected to result in any of the conditions to the Closing set forth in Section 7.1 and Section 7.2 becoming incapable of being satisfied in connection with the transactions contemplated by this Agreement and (ii) Buyer shall notify Seller as soon as reasonably practicable of (A) any written notice or other communication from any Person (including any Governmental Entity) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (B) any Action commenced or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries that, if adversely determined against Buyer or such Subsidiary, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (C) the occurrence of any event that would reasonably be expected to result in any of the conditions to the Closing set forth in Section 7.1 and Section 7.3 becoming incapable of being satisfied in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 5.14, any failure to give notice in accordance with this Section 5.14 shall not constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

SECTION 5.15                                                                       Financing Cooperation.  Prior to the Closing, Seller and the Company shall use commercially reasonable efforts to provide, and shall use their commercially reasonable efforts to cause their respective Subsidiaries, officers, employees, agents, auditors and other Representatives to provide, at Buyer’s expense, all cooperation reasonably requested by Buyer in connection with any financing related to the transactions contemplated by this Agreement (the “Buyer Financing”); provided, that (i) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or other operations of Seller, the Company and its Subsidiaries and (ii) neither Seller, the Company or any of their respective Subsidiaries shall be required to (A) pay any commitment or other similar fee in connection with the Buyer Financing prior to the Closing or (B) incur any other Liability in connection with the Buyer Financing prior to the Closing, in each case, for which Seller, the Company and their respective Subsidiaries are not entitled to reimbursement and indemnification by Buyer pursuant to the last sentence of this Section 5.15, (iii) no personal liability shall be imposed on any of the Representatives of Seller, the Company or any of their respective Subsidiaries in connection with the Buyer Financing and (iv) neither Seller, the Company or any of their respective Subsidiaries shall be required to enter into or approve any Buyer Financing or any definitive agreement or enter into any instrument, document or certificate for the Buyer Financing that would be effective prior to the Closing.  Buyer shall (x) promptly upon request by Seller, reimburse Seller and its Affiliates, the Company and their respective Subsidiaries for all reasonable and documented out-of-pocket fees and expenses of Seller and its Affiliates (including, prior to Closing, the Company and its Subsidiaries) and all reasonable and documented fees and expenses of their outside representatives incurred in connection with such requested cooperation, and (y) indemnify and hold harmless Seller and its Affiliates (including, prior to Closing, the Company and its Subsidiaries), and their respective Representatives, against any claim, loss, damage, interest, injury, Liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of outside representatives) or settlement payment incurred as a result of such cooperation and any information utilized in connection therewith (including any claim by or with respect to any such lenders, prospective lenders, agents and arrangers and rating agencies) (other than information provided by Seller, the Company and their respective Subsidiaries) except to the extent arising from the gross negligence, willful misconduct or bad faith of Seller or any of its Affiliates (including, prior to the Closing, the Company and its Subsidiaries) or their respective Representatives, it being understood that no such fees, expenses, claims, losses, damages, interest, injuries, Liabilities, judgments, awards, penalties, fines, Taxes, costs (including costs of investigation) or settlement payments incurred by Seller and its Affiliates (including, prior to the Closing, the Company and its Subsidiaries) pursuant to this Section 5.15 shall constitute Transaction Expenses for any purpose hereunder.

SECTION 5.16                                                                       Exclusivity; Acquisition Proposals.  From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, each of Seller and the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees not to, and shall use its reasonable best efforts to cause their respective stockholders, owners, agents, Affiliates, or other Representatives, not to, directly or indirectly: (i) solicit, initiate discussions or engage in discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with any party relating to or in connection with (A) the possible acquisition of the Company and its Subsidiaries (by way of merger, stock purchase, change of control, or other business combination transaction involving the Company), (B) the possible acquisition of any of Equity Interests of the Company or its Subsidiaries (including through the issuance of new Equity Interests), or (C) the sale, lease, exchange, license, or other disposition of any material portion of the business, properties and assets of the Company and its Subsidiaries, taken as a whole (collectively, a “Restricted Transaction”); or (ii) disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books, or records of the Company or its Subsidiary to any Person (other than Buyer or its Representatives) concerning a Restricted Transaction.

SECTION 5.17                                                                       RWI Policy.  Seller and the Company shall provide, and shall cause their respective Subsidiaries, and shall use their respective reasonable best efforts to cause their respective officers, employees, agents, auditors and other Representatives to provide, at Buyer’s expense, such cooperation with respect to any due diligence matters as may reasonably be requested by Buyer in connection with obtaining the buyer-side representation and warranty insurance policy that may be obtained by or on behalf of Buyer in connection with the transactions contemplated hereby.  If a buyer-side representation and warranty insurance policy is obtained by or on behalf of Buyer in connection with the transactions contemplated hereby, Buyer shall cause such policy to forever provide that the insurer under such policy shall have no rights against, and shall waive any claims against, Seller, the Selling Sponsors, their respective Affiliates, and each of their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives, or any heir, executor, administrator, successor or assign of any of the foregoing, except in the case of fraud by any such Person.

SECTION 5.18                                                                       Post-Signing Financial Statements

(a)                                 From the date of this Agreement and until the Closing, Seller shall deliver to Buyer (i) within 60 days following the end of each fiscal quarter ended after the date of this Agreement (other than the fourth quarter) in the case of quarterly financial statements, and within 105 days after the end of each fiscal year ended after the date of this Agreement in the case of annual financial statements, any financial statements, auditor’s reports or annual reports that Seller is required to deliver to holders of Senior Notes under the Indenture (the “Bondholder Financial Statements”) and (ii) as promptly as reasonably practicable, but in any event no later than 30 days following the preparation thereof, (A) the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations of Seller and its Subsidiaries and (B) the unaudited consolidating balance sheet and the related unaudited consolidating statements of operations of Seller and its Subsidiaries, in each case of the foregoing clauses (A) and (B), prepared for use by management of Seller as of the end of each calendar month following the date hereof (together with the Bondholder Financial Statements, the “Post-Signing Financial Statements”).

(b)                                 The Post-Signing Financial Statements shall (i) be in the same format as the same type of financial information prepared by Seller prior to the date hereof, (ii) be prepared in accordance with the books and records of Seller, the Company and its Subsidiaries consistent with past practice and (iii) with respect to the Bondholder Financial Statements only, (A) include the reconciliations as set forth in Section 5.18(b) of the Disclosure Schedules with respect to each of the balance sheet and related statements of operations, comprehensive income (loss), equity, and cash flows and (B) be prepared in accordance with GAAP.

SECTION 5.19                                                                       Director and Officer Resignations.  At the Closing, Seller shall deliver to Buyer written resignations or evidence of removal of each corporate director and officer of the Company, in his or her capacity as such, in each case effective as of the Closing Date and as Buyer shall have requested in writing at least five (5) Business Days prior to the Closing Date. Seller shall use commercially reasonable efforts to deliver at the Closing to Buyer written resignation letters or evidence of removal of each corporate director and officer of the Subsidiaries of the Company, in each case effective as of the Closing Date and as Buyer shall have requested in writing at least thirty (30) Business Days prior to the Closing Date; provided, that, for the avoidance of doubt, nothing in this Section 5.19 shall require or permit Seller or any of its Affiliates to assist Buyer in appointing any new or replacement directors or officers of any Subsidiary of the Company on behalf of Buyer.

SECTION 5.20                                                                       Intellectual Property Matters.

(a)                                 Prior to the Closing Date, the Company shall, and shall cause its applicable Subsidiaries to, use commercially reasonable efforts to prepare, obtain and file all documents (including assignment and name change forms) with the United States Patent and Trademark Office or other corresponding Governmental Entity, as necessary to record the Company or one of its applicable Subsidiaries as, or correct the record such that the Company or one of its applicable Subsidiaries is, the sole legal and record owner of the Intellectual Property listed in Section 5.20 of the Disclosure Schedule, including as necessary to change the record owner’s name or otherwise correct the chain of title in respect of any such Intellectual Property.

(b)                                 No later than six (6) months after the Closing Date, Seller shall, and shall cause all of its controlled Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries) whose current corporate name or business name contains the name “ACELITY” to take the actions necessary to (i) change its and their corporate name and/or business name, as applicable, to a name that does not consist of or contain the name “ACELITY” or any other name confusingly similar thereto, and (ii) cease to refer to itself and/or themselves as, or do business under, the name “ACELITY” or any name confusingly similar thereto.  During the foregoing six (6) months period Seller and such controlled Affiliates may only use the name “ACELITY” as part of their corporate or trade name, as applicable, and during such period and thereafter Seller shall not, and shall cause each such controlled Affiliate not to, use the name “ACELITY” or any term or designation confusingly similar thereto as a trademark or service mark or otherwise in commerce or in connection with the sale or marketing of goods or services; provided, however, that the foregoing shall not prevent Seller or such controlled Affiliates from carrying out any use required by applicable Law or that constitutes permitted fair use under applicable Law.

SECTION 5.21                                                                       Reorganization.  Following consultation with, and agreement of Buyer, the Company shall use its commercially reasonable efforts to effect the transactions set forth on Annex B attached hereto, as it may be modified prior to the Closing by mutual agreement of the Company and Buyer, as soon as reasonably practicable after the date hereof and in any event prior to December 31, 2019 (if the Closing has not occurred prior to such date hereof) (such transactions and actions, collectively, the “Reorganization”).  The Company shall use commercially reasonable efforts to keep Buyer reasonably informed as to the status of the Reorganization.  The Company shall provide Buyer with drafts of the agreements, documents and instruments effecting such transactions and the Company and Buyer will cooperate in good faith to agree on the form and contents thereof.  The Company shall not, and shall cause its Subsidiaries to not, enter into any such agreement, document or instrument without Buyer’s prior approval.

ARTICLE VI

TAX MATTERS

SECTION 6.1                                                                              Tax Covenants of Seller, the Company, and its Subsidiaries.

(a)                                 Prior to the Closing Date, Seller shall prepare and file (or cause to be  prepared and filed) all Tax Returns required by Law to be filed prior to the Closing Date (taking into account any extensions) by the Company or any of its Subsidiaries and pay all such Taxes due with such Tax Returns. Each such Tax Return shall be prepared on a basis consistent with those prepared for prior taxable periods (except to the extent a different treatment is required by an intervening change in Law or the Reorganization) and shall be true, correct and complete in all material respects. Seller shall use commercially reasonable efforts to deliver a copy of a draft of each such Tax Return that is an income or franchise Tax Return and has a due date (taking into account any extension) following the date hereof (together with copies of the workpapers) to Buyer for its review and comment at least thirty (30) calendar days prior to the applicable filing deadline and shall in all events deliver each such copy (and the related workpapers) no later than ten (10) calendar days prior to the applicable filing deadline; provided that with respect to any such Tax Return that (i) is due within thirty (30) calendar days of the date hereof or (ii) is due on or prior to June 30, 2019 and is either an estimated Tax Return or a request for an extension of the due date of a Tax Return, Seller shall use commercially reasonable efforts to deliver such copy and workpapers as soon as reasonably practicable after the date hereof. In the event of any changes from such draft prior to filing, Seller shall deliver a copy of the proposed final Tax Return to Buyer reasonably in advance of the actual filing of such Tax Return.  Seller shall consider in good faith any reasonable comments of Buyer that are received in writing at least five (5) calendar days prior to the applicable filing deadline (or, in the case of any Tax Return due within five (5) days of the date hereof, provided reasonably in advance of the actual filing of such Tax Return).

(b)                                 Seller and the Company shall not, and shall cause the Subsidiaries of the Company to not, file, or cause to be filed, any Tax Returns required to be filed by the Company or any of its Subsidiaries prior to the Closing Date if the due date for such Tax Return (taking into account applicable extensions) is after the Closing Date. If any Tax Return required to be filed by or for the Company or any of its Subsidiaries is due to be filed (taking into account applicable extensions) within thirty (30) days after the Closing Date, Seller shall prepare a draft of such Tax Return, provide a copy of such Tax Return (and workpapers) to Buyer for its review and comment at least thirty (30) calendar days prior to the applicable filing deadline, and revise such Tax Return to reflect all comments provided by Buyer prior to the Closing Date, but for the avoidance of doubt Seller and its Subsidiaries will not file or cause to be filed such Tax Return.

(c)                                  The parties hereto agree that for U.S. federal, state and local Tax purposes, the assignment, transfer, assumption and acquisition of those certain rights and obligations, all pursuant to Section 5.13(a) immediately prior to the Closing, shall be taken together and treated (under Section 302(b) of the Code) as being in exchange for a redemption of a portion of the Common Stock held by Seller immediately prior to the Closing.

SECTION 6.2                                                                              Cooperation. Buyer, Seller and the Company and its Subsidiaries shall reasonably cooperate, and shall cause their respective controlled Affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to Taxes.

SECTION 6.3                                                                              Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest or additions to Tax) incurred in connection with the transactions hereunder (“Transfer Taxes”) shall be paid by Buyer. Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns and other documentation required to be filed by the Company or its Subsidiaries with respect to all such Transfer Taxes.

SECTION 6.4                                                                              Tax Covenants of Buyer.  Neither Buyer nor any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall (i) make any election under Section 338 or Section 336 of the Code (or any similar provision of state, local or foreign Law) with respect to the Company or any of its Subsidiaries or (ii) make or change any Tax election, amend, refile or otherwise modify any Tax Return, or take any other action with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, in each case of this clause (ii), to the extent it would result in any increased Tax Liability or reduction of any Tax asset of Seller or its Affiliates.

ARTICLE VII

CONDITIONS

SECTION 7.1                                                                              Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each Party to effect the Closing is subject to the satisfaction at the Closing or waiver (to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)                                 Regulatory Consents.  (i) Any waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired and (ii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any applicable Antitrust Laws identified in Section 7.1(a) of the Disclosure Schedules shall have been obtained, shall have been received, deemed to have been received or shall have terminated or expired, as the case may be.

(b)                                 No Injunction.  No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the transactions hereunder shall have been issued and be continuing in effect.  No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the transactions hereunder and shall continue to be in effect.

SECTION 7.2                                                                              Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Closing is also subject to the satisfaction at the Closing or waiver at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  (i) (A) The representations and warranties of Seller and the Company contained in the Company Fundamental Representations, and of Seller contained in the Seller Fundamental Representations (other than (x) Section 3.6 and (y) solely with respect to the Equity Interests of the Subsidiaries of the Company listed on Section 7.2(a) of the Disclosure Schedules (the “Material Subsidiaries”), Section 2.3(b)) shall be true and correct in all material respects, (B) the representations and warranties of Seller and the Company contained in Section 2.3(b), solely with respect to the Equity Interests of the Material Subsidiaries, shall be true and correct in all but de minimis respects, and (C) the representations and warranties of Seller contained in Section 3.6 shall be true and correct in all respects, in each case of clauses (A), (B) and (C), both when made and, except to the extent arising out of or resulting from the Reorganization, as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of Seller and the Company set forth in Article II and of Seller set forth in Article III shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein, other than in Section 2.5(b) and Section 2.17(a)) both when made and, except to the extent arising out of or resulting from the Reorganization, as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), for such failures to be so true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Performance of Obligations.  Seller and the Company shall have performed in all material respects all obligations required to be performed by them under this Agreement (other than under Section 5.21) at or prior to the Closing.

(c)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)                                 Closing Deliverables.  Buyer shall have received at the Closing the documents and instruments required to be delivered by Seller pursuant to Section 1.5(a).

SECTION 7.3                                                                              Conditions to Obligation of Seller and the Company.  The obligation of Seller and the Company to effect the Closing is also subject to the satisfaction at the Closing or waiver at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  (i)  The representations and warranties of Buyer contained in Section 4.1 (clause (i) only), Section 4.2 and Section 4.9 shall be true and correct in all material respects, in each case both when made and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer set forth in Article IV shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) both when made and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), for such failures to be true and correct, individually or in the aggregate, that would not prevent or otherwise have a material adverse effect on the ability of Buyer to consummate the Closing and the other transactions contemplated hereby.

(b)                                 Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  Closing Deliverables.  Seller shall have received at the Closing the documents and instruments required to be delivered by Buyer pursuant to Section 1.5(b).

ARTICLE VIII

TERMINATION

SECTION 8.1                                                                              Events of Termination.  The parties hereto may not terminate this Agreement other than as follows:

(a)                                 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of Seller and Buyer.

(b)                                 This Agreement may be terminated and the transactions contemplated hereby may be abandoned on or after February 1, 2020 (as it may be extended pursuant to this

Section 8.1(b), the “Outside Date”) by either Buyer or Seller if the Closing shall not have been consummated by such date; provided, however¸ that if all of the conditions contained in Article VII to Seller’s and the Company’s obligation to effect the Closing shall have been satisfied or waived other than (i) the conditions contained in (x) Section 7.1(a) or (y) Section 7.1(b) (if due to an Order relating to Antitrust Laws) and (ii) conditions that by their nature are to be satisfied at the Closing, Buyer may elect, in its sole discretion, to extend the Outside Date to a date of its selection no later than May 1, 2020; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available (x) to Buyer, if Buyer’s failure to perform any of its obligations under this Agreement prevented the Closing from being consummated on or by such date or (y) to Seller, if Seller’s failure to perform any of its obligations under this Agreement prevented the Closing from being consummated on or by such date.

(c)                                  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either Buyer or Seller if (i) any Order of any Governmental Entity of competent jurisdiction permanently enjoining or otherwise prohibiting consummation of the Closing shall become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction has enacted a Law that prohibits or makes illegal the consummation of the Closing; provided, that in the case of clause (i), the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available (x) to Buyer, if Buyer’s failure to perform any of its obligations under this Agreement resulted in such Order or (y) to Seller, if Seller’s failure to perform any of its obligations under this Agreement resulted in such Order.

(d)                                 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Seller if there has been a breach of or failure to perform of any representation, warranty, covenant or agreement made by Buyer in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not then be satisfied, and such breach or failure to perform is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Seller to Buyer and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Seller or the Company is then in breach of this Agreement and, as a result of such breach, any of the conditions set forth in Section 7.1, Section 7.2(a), Section 7.2(b) or Section 7.2(c) are not capable of being satisfied.

(e)                                  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company in this Agreement, such that the conditions set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(c) would not then be satisfied, and such breach or failure to perform is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Buyer to Seller and (ii) the date that is three (3) Business Days prior to the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of this Agreement and, as a result of such breach, any of the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) are not capable of being satisfied.

SECTION 8.2                                                                              Effect of Termination and Abandonment.  In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no Liability to any Person on the part of any Party (or of any of its Representatives, direct or indirect shareholders or other equityholders, members, managers, partners, directors, employees, officers or Affiliates); provided, however, notwithstanding the foregoing: (i) no such termination shall relieve any Party of any Liability or damages to the other Party resulting from any Willful Breach and (ii) no such termination shall relieve any Party or other Person of its obligations pursuant to the provisions set forth in this Section 8.2, Section 5.7, Section 5.9, the last sentence of Section 5.15, Article X (other than Section 10.5(d)) or the Confidentiality Agreement, all of which shall survive the termination of this Agreement.  “Willful Breach” means a material breach of, or failure to perform, any of the covenants or other agreements contained in this Agreement that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of or failure to perform such covenant or agreement.

ARTICLE IX

NO SURVIVAL

SECTION 9.1                                                                              Survival.  None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), except (i) for those covenants and agreements contained herein that by their express terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) for this Article IX (but in the case of Section 10.5(d), solely as applied to covenants and agreements that by their express terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing).  If no term is specified, each covenant and agreement herein requiring performance after the Closing, will, in each case, survive following the Closing for so long as permitted by applicable Law.

ARTICLE X

MISCELLANEOUS

SECTION 10.1                                                                       Acknowledgment by Buyer Regarding Information. Buyer acknowledges, covenants and agrees, on behalf of itself and its Affiliates, that (a) it has conducted an independent investigation of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiaries, (b) except for the specific representations and warranties made by Seller and the Company in Article II that constitute the sole and exclusive representations and warranties of Seller and the Company with respect to the matters referred to in Article II, or by Seller in Article III that constitute the sole and exclusive representations and warranties of Seller with respect to the matters referred to in Article III, and except for the specific representations and warranties made by each Selling Sponsor in the applicable Letter Agreement, none of Seller, the Company, the Selling Sponsors or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty with respect to Seller, the Company or its Subsidiaries or the transactions contemplated hereby and by the other Transaction Documents and all other representations and warranties of any kind or nature express or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to Buyer or its Affiliates or Representatives in certain “data rooms,”

management presentations or in any other form in expectation of the transactions contemplated hereby or by the other Transaction Documents, including meetings, calls or correspondence with management of the Company and its Subsidiaries or Seller and (y) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or Liabilities of the Company and its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets) are specifically disclaimed by Seller, the Company, its Subsidiaries, each Selling Sponsor and their respective Affiliates and Representatives, and Buyer is purchasing the Transferred Shares on an “as is, where is” basis, (c) in making its determination to enter into this Agreement and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except for the specific representations and warranties made by Seller and the Company in Article II or by Seller in Article III, it is not relying upon any representations or warranties or upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation, (d) it has had access to the Company, its Subsidiaries and certain of their books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (e) it has had opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other Transaction Documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby.  To the fullest extent permitted by applicable Law, from and after the Closing, none of Seller, any of its Affiliates, employees, stockholders or Representatives or any other Person shall have or be subject to any Liability to Buyer, its Affiliates (including the Company and its Subsidiaries) or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by or on behalf of Seller, the Company, its Subsidiaries, the Selling Sponsors or any of their respective Affiliates or Representatives to, or used by, Buyer or its Affiliates and Representatives in connection with the transactions contemplated hereby and by the other Transaction Documents.  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that (i) in connection with its investigation of the Company and its Subsidiaries, Buyer has received from and on behalf of Seller certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that Buyer is familiar with such uncertainties, (iii) none of Seller, the Company, its Subsidiaries, the Selling Sponsors or any of their respective Affiliates or Representatives makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon, and (iv) Buyer will have no claim against Seller or any other Person with respect thereto.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.1 or elsewhere in this Agreement shall limit the Liability of any Person in the case of intentional fraud.

SECTION 10.2                                                                       Modification or Amendment.  This Agreement may be modified or amended only by written agreement of Seller and Buyer.

SECTION 10.3                                                                       Waiver.  Any waiver of any provision of this Agreement by a Party shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 10.4                                                                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement having the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 10.5                                                                       Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)                                 This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(b)                                 Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and in each case any appellate courts therefrom, in any Action arising out of, or relating to, this Agreement, agrees that all claims in respect of the Action may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.6. Nothing in this Section 10.5, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. For the avoidance of doubt, this Section 10.5 shall not limit the jurisdiction of the Accounting Arbitrator as set forth in Section 1.6 and shall include any Action brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Arbitrator.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(d)                                 The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take all such actions as are necessary or required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties hereto acknowledge and agree that prior to the valid termination of this Agreement in accordance with Article VIII, (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at Law or in equity and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other parties have an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5(d) shall not be required to provide any bond or other security in connection with any such Order or injunction.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

SECTION 10.6                                                                       Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by e-mail or by overnight courier:

If to Buyer or the Company (from and after the Closing):

3M Company
3M Center, Building 220-14E-17
St. Paul, MN 55144
Attention:        Executive Vice President, Health Care Business
Fax:                                               651-575-1651
E-mail:                                mpoul@mmm.com

with a copy (which shall not constitute notice) to:

3M Company
3M Center, Building 220-9E-02
St. Paul, MN 55144
Attention:        Gregg Larson, Deputy General Counsel
Fax:                                               651-736-2205
E-mail:                                gmlarson@mmm.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:        Christopher E. Austin

Aaron J. Meyers
Fax:                                   (212) 225-3999
E-mail:                    caustin@cgsh.com
                                                          ameyers@cgsh.com

If to Seller or the Company (prior to the Closing):

Acelity L.P. Inc.
12930 W. Interstate 10
San Antonio, TX 78249
Attention:        General Counsel
Fax:                                               210-255-6767
Email:                                    john.bibb@acelity.com

with a copy (which shall not constitute notice) to:

Apax Partners LLP

33 Jermyn Street

London SW1Y 6DN
Attention:        Steven Dyson
                                                                        Arthur Brothag
Email:                                    Steven.Dyson@apax.com
                                                                        Arthur.Brothag@apax.com

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:        Ryerson Symons
                                                                        Sebastian Tiller
Fax:                                               (212) 455-2502
Email:                                    rsymons@stblaw.com
                                                                      stiller@stblaw.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally;

three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail (provided, that if given by facsimile or e-mail such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.  Any notice, request, instruction or other document given hereunder on a day that is not a Business Day, or after 5:00 p.m. Eastern time on any Business Day, shall be deemed given on the next following Business Day.

SECTION 10.7                                                                       Entire Agreement. This Agreement (including any annexes, schedules and exhibits hereto, including the Disclosure Schedules) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

SECTION 10.8                                                                       No Third Party Beneficiaries.  Except (i) as provided in Section 5.8 (Indemnification; Directors’ and Officers’ Insurance), (ii) as provided in Section 10.13 (Waiver of Conflicts) and (iii) with respect to the Released Parties as provided in Section 10.15, each party hereby agrees that their respective representations, warranties, agreements and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and do not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  Each of the Persons described in clauses (i), (ii) and (iii) of the immediately preceding sentence is and shall be an express third party beneficiary with respect to the applicable Section(s) specified in clauses (i), (ii) and (iii) of the immediately preceding sentence, and may enforce this Agreement with respect to such Section(s).

SECTION 10.9                                                                       Obligations of Buyer and of Seller.  Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.

SECTION 10.10                                                                Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

SECTION 10.11                                                                Interpretation; Construction; Disclosure Letter.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit, affect the meaning or interpretation or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars.  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  All references to “made available”, “provided” (or any phrase of similar import) shall include all documentation that has been posted to the online data room (including any “clean room”) for Project Gopher by a Representative of the Company as of 2:30 p.m. Eastern time on the date hereof, except to the extent such documentation is not then accessible by Buyer or its Representatives (other than as a result of (A) applicable “clean team” restrictions or (B) conditions and circumstances outside the control of Seller, the Company or their respective Representatives).  Buyer acknowledges that the SAR Plan and forms of SAR Award disclosed to Buyer’s counsel on October 2, 2018, as amended (as applicable) by the compensation committee of the board of directors of Chiron Holdings GP, Inc. on October 5, 2018 pursuant to resolutions disclosed to Buyer’s counsel on November 1, 2018 shall be deemed to have been made available to Buyer for all purposes hereunder.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(b)                                 The parties hereto have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  Any information disclosed in any section of the Disclosure Schedules relating to any representation or warranty shall be deemed to be disclosed only with respect to (i) the correspondingly numbered Section of this Agreement and (ii) any other representation or warranty in Article II or Article III to the extent the relevance of such information to such other representation or warranty is reasonably apparent on the face of such disclosure.  The mere inclusion of any item in any section or subsection of the Disclosure Schedules as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission or suggestion by the applicable party, or to otherwise imply, that any such item is or would reasonably be expected to be material or has had or would reasonably be expected to have a Material Adverse Effect, is required to be disclosed, or otherwise represents a violation of, breach of or default under any Contract or Law or otherwise or an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement.  Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Material Adverse Effect” or any similar qualification.  Matters disclosed in any section or subsection of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.  Headings inserted in the sections or subsections of the Disclosure Schedules are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement.

SECTION 10.12                                                                Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign or transfer, directly or indirectly, any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties (other than pursuant to a sale, transfer or other business combination transaction involving Seller or Buyer, or a sale of all or substantially all of the respective assets of Seller or Buyer); provided, that a Party may assign any of or all of its rights, interest and obligations to any of its Affiliates, but no such assignment shall release the assigning Party of any of its obligations under this Agreement. Any purported assignment in violation of this Agreement is null and void ab initio; provided, further that, subject to Section 1.6(h), nothing herein shall prevent or prohibit Seller to be dissolved, liquidated, terminated or cancelled following the Closing.

SECTION 10.13                                                                Waiver of Conflicts.

(a)                                 Buyer (on behalf of itself and its Subsidiaries) covenants and agrees that, following the Closing, Simpson Thacher & Bartlett LLP and any other internal or external legal counsel currently representing Seller and its Affiliates (each a “Prior Company Counsel”) may serve as counsel to Seller and its Affiliates, including a Selling Sponsor, in connection with any matters arising under or related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, including with respect to any litigation, claim or obligation arising out of or related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding any representation by the Prior Company Counsel prior to the Closing Date of Seller and its Affiliates (including the Company and its Subsidiaries).  Buyer (on behalf of itself and its Subsidiaries) hereby irrevocably (i) waives any claim it has or may have that a Prior Company Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) covenants and agrees that, in the event that a dispute arises after the Closing between Buyer, the Company or its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, Prior Company Counsel may represent Seller or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Company or its Subsidiaries and even though Prior Company Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute.

(b)                                 All communications prior to the Closing between direct and indirect holders of Common Stock (but in the case of indirect holders, solely in their capacity as indirect holders of Common Stock and not in any other capacity (including any other capacity as a manager, director, officer or employee of the Company or its Subsidiaries)), the Company or its Subsidiaries and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, to the extent related to the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to such direct and indirect holders of Common Stock and their respective Affiliates (excluding the Company and its Subsidiaries) (the “Seller Pre-Closing Communications”).  Accordingly, Buyer, the Company and its Subsidiaries shall not have access to any such Seller Pre-Closing Communications or to the files of Prior Company Counsel relating to the transactions contemplated by this Agreement from and after the Closing, and all books, records and other materials of the Company and its Subsidiaries in any medium

(including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Seller effective as of the Closing (collectively, the “Seller Privileged Materials”).  The Seller Privileged Materials shall be excluded from the transfer contemplated by this Agreement and Seller shall cause the Company and its Subsidiaries to distribute the Seller Privileged Materials to Seller immediately prior to the Closing with no copies thereof retained by the Company or its Subsidiaries, or their respective representatives.  To the extent that any Seller Privileged Materials are not delivered to Seller, Buyer (on behalf of itself and its Subsidiaries) agrees not to assert a waiver of any applicable privilege or protection, and will use commercially reasonable efforts to deliver all such Seller Privileged Materials to Seller promptly upon discovery thereof, without retaining copies thereof, it being understood that nothing herein shall prevent Buyer from complying with this obligation.  Without limiting the generality of the foregoing, from and after the Closing, (a) the direct and indirect holders of Common Stock (but in the case of indirect holders, solely in their capacity as indirect holders of Common Stock and not in any other capacity (including any other capacity as a manager, director, officer or employee of the Company or its Subsidiaries)) and their respective Affiliates (excluding the Company and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to the Seller Privileged Materials, and none of the Company or its Subsidiaries shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of Seller Privileged Materials constitute property of the client, only the direct and indirect holders of Common Stock and their respective Affiliates (excluding the Company and its Subsidiaries) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any Seller Privileged Materials to the Company or its Subsidiaries by reason of any attorney-client relationship between Prior Company Counsel and the Company or its Subsidiaries, or otherwise. For avoidance of doubt, all communications between direct and indirect holders of Common Stock (but in the case of indirect holders, solely in their capacity as indirect holders of Common Stock and not in any other capacity (including any other capacity as a manager, director, officer or employee of the Company or its Subsidiaries)), the Company or its Subsidiaries and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, to the extent such communications do not constitute Seller Pre-Closing Communications or such communications are not related to the transactions contemplated by this Agreement, shall be transferred to Buyer at time of the Closing.  For further avoidance of doubt, nothing in the foregoing shall prevent Buyer from complying with any court order, subpoena or any type of compulsory process.  Buyer hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 10.13, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms.

(c)                                  The provisions of this Section 10.13 are intended to be for the benefit of, and shall be enforceable by, Seller, each direct and indirect holder of Common Stock in their capacity as such and each Prior Company Counsel, who are third party beneficiaries of this Section 10.13.

SECTION 10.14                                                                Limitation on Recourse.

(a)                                 Notwithstanding anything to the contrary in this Agreement or otherwise, no claim arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated by this Agreement (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any party or any of its Subsidiaries or their respective Affiliates or their respective successors or permitted assigns against any Person not a party hereto.  Without limitation of the foregoing, no claim described in the immediately preceding sentence shall be brought or maintained against any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling Person, representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of Buyer, the Company (including its Subsidiaries) or Seller or any of their respective Affiliates (including, in the case of Seller, the Selling Sponsors), as applicable, unless such Person is a party, and no recourse shall be had against any of them in respect of any such claim, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.  For the avoidance of doubt, nothing in this Agreement shall limit Buyer’s or any Selling Sponsor’s rights and remedies under any Letter Agreement against the parties thereto.

(b)                                 The parties agree that, subject to the limitations in Section 10.1, nothing in this Agreement (including in Section 10.14(a) or Section 9.1) shall limit (i) any Person’s right to bring a claim until the latest time permitted by applicable Law based on the intentional fraud of any other Person (such other Person, the “Fraudulent Actor”) against such Fraudulent Actor in respect of any representation, warranty, covenant or agreement contained herein at any time following the Closing Date (which claim, for the avoidance of doubt may only be brought in respect of the representation, warranty, covenant or agreement with respect to which the intentional fraud of such Fraudulent Actor is being claimed), or (ii) any of the first specified Person’s rights against such Fraudulent Actor pursuant to any such claim.

SECTION 10.15                                                                Release.  Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement or any of the other Transaction Documents, to the fullest extent permitted by applicable Law, Buyer, on behalf of itself, Seller, on behalf of itself, and each of Buyer and Seller on behalf of its respective Affiliates (including, in the case of Buyer, the Company and its Subsidiaries, and, in the case of Seller, excluding the Company and its Subsidiaries), and each of their respective past, present or future general or limited partners, management companies, members, stockholders, equity holders or controlling Persons, or any successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges (the “Release”) the other Party and its Affiliates (including, in the case of Buyer, the Company and its Subsidiaries, and, in the case of Seller, excluding the Company and its Subsidiaries), and each of their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against any of the Released Parties, now or in the future (each, a “Claim”), in each case in respect of any cause, matter or thing relating to the Company or its Subsidiaries or the operation of the business, operations or properties of the Company and its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company and its Subsidiaries or the operation of the business, operations or properties of the Company and its

Subsidiaries, in each case, occurring or arising on or prior to the Closing but only to the extent that such cause, matter or thing does not otherwise constitute intentional fraud; provided, however, that, in the case of any Releasing Party that is a Company Employee or Company Independent Contractor, the foregoing Release shall not be deemed given or made in respect of any Claim other than Claims that arise from such Releasing Party’s ownership of any Equity Interests of Seller or any of its Affiliates.  The provisions of this Section 10.15 are intended to be for the benefit of, and shall be enforceable by, the Released Parties, who are third party beneficiaries of this Section 10.15.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ACELITY L.P. INC.

acting by its general partner

CHIRON GUERNSEY GP CO. LIMITED

By:	/s/ R. Andrew Eckert
	Name:	R. Andrew Eckert
	Title:	Director

[Signature Page to Stock Purchase Agreement]

ACELITY, INC.

By:	/s/ Guarav Agarwal
	Name:	Guarav Agarwal
	Title:	Chief Operating Officer

[Signature Page to Stock Purchase Agreement]

3M COMPANY

By:	/s/ Mojdeh Poul
	Name:	Mojdeh Poul
	Title:	Executive Vice President

[Signature Page to Stock Purchase Agreement]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“Accounting Arbitrator” means an individual affiliated with an independent, internationally recognized public accounting firm who will accept such appointment and who is mutually agreed to by Buyer and Seller; provided, that if Buyer and Seller are unable to agree on such individual, either Party may request that an individual affiliated with an independent, internationally recognized public accounting firm that has not audited, or otherwise had a significant professional relationship with, any of the parties hereto in the preceding two (2) years be appointed by the American Arbitration Association and, upon such appointment, “Accounting Arbitrator” shall mean such individual.

“Accounting Arbitrator’s Report” has the meaning set forth in Section 1.6(d).

“Actions” has the meaning set forth in Section 2.7(a).

“Affected Employees” has the meaning set forth in Section 5.6(a).

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. Selling Sponsors shall be deemed to be Affiliates of Seller for purposes of this Agreement. Notwithstanding the foregoing, portfolio companies (other than the Company and its Subsidiaries) shall not be considered Affiliates of the Selling Sponsors, Seller, the Company or its Subsidiaries.

“Aggregate Closing Date SAR Payment” has the meaning set forth in Section 1.1(c).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AML Laws” has the meaning set forth in Section 2.18(a).

“Anticorruption Laws” has the meaning set forth in Section 2.18(a).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable antitrust, competition or trade regulation Laws that may be asserted by any Governmental Entity or any other Person and that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Bankruptcy and Equity Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Bondholder Financial Statements” has the meaning set forth in Section 5.18(a).

“Business Associate Agreements” has the meaning set forth in Section 2.10(b).

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York or Guernsey.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.6(e).

“Buyer Financing” has the meaning set forth in Section 5.15.

“Buyer Plans” has the meaning set forth in Section 5.6(b).

“CIC Qualifying Termination” means a termination of employment or services of any Company Employee or Company Independent Contractor with Buyer, the Company or any of their respective Subsidiaries occurring on or before the date that is four (4) months after the Closing Date (including during the period prior to the Closing).

“CIC Severance Liabilities” means the aggregate amount of all Severance Liabilities actually incurred pursuant to legally binding commitments entered into prior to the Closing.

“CIC-Related Performance and Retention Liabilities” means the aggregate amount of all transaction-related bonuses, retention bonuses and other similar compensation or benefits incurred or payable (or that may be incurred or become payable) by the Company or any of its Subsidiaries to any Company Employee or Company Independent Contractor as a result of (i) the transactions contemplated by this Agreement and (ii) either or both of (A) the value of the transactions contemplated by this Agreement or the achievement of performance goals related to events that occur through the Closing Date (whether or not such achievement is determined before or following the Closing and assuming distribution of all proceeds from Seller to its security holders), including those arrangements set forth on Section 1.1(a) of the Disclosure Schedules or (B) continued rendering of employment or services (whether in active employment or otherwise) through any specified or determinable date after the date hereof, including any earlier termination of employment or services in advance of such specified or determinable date, including those arrangements set forth on Section 1.1(b) of the Disclosure Schedules.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date SAR Consideration” has the meaning set forth in Section 1.1(c).

“Closing Purchase Price” has the meaning set forth in Section 1.4(a).

“Closing Statement” has the meaning set forth in Section 1.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other similar Contract or arrangement with any Labor Organization covering any Company Employee.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Employee” means any current or former employee, manager, officer, or director of the Company or any of its Subsidiaries.

“Company Fundamental Representations” means the representations set forth in Section 2.1(a), Section 2.1(b), Section 2.2, Section 2.3(a), the first sentence of Section 2.3(b), Section 2.3(c) (solely with respect to the Company and the Material Subsidiaries), Section 2.4(b)(A) and Section 2.20.

“Company Independent Contractor” means any current or former individual consultant or individual independent contractor of the Company or any of its Subsidiaries (including any contracted or otherwise contingent worker provided by third-party staffing agencies).

“Company Insurance Policies” has the meaning set forth in Section 2.15.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including the Intellectual Property set forth on Section 2.14(a)(i) of the Disclosure Schedules and Section 2.14(a)(ii) of the Disclosure Schedules.

“Company Material Contract” has the meaning set forth in Section 2.17(a).

“Company Plan” has the meaning set forth in Section 2.8(a).

“Company Products” means all products (including Software and applications) and services (including Software as a service) licensed out, provided, leased, sold or otherwise made commercially available to third parties by, the Company or any of its Subsidiaries.

“Company SAR Award Holder” means any Company Employee or Company Independent Contractor who is a holder of a SAR Award that is outstanding as of immediately prior to the Closing.

“Company Software” means all Software included in the Company IP.

“Company 401(k) Plan” means the Acelity 401(k) Plan.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 6, 2018, by and between Acelity L.P. Inc. and 3M Company, as amended by that certain Amendment to the Confidentiality Agreement, dated as of April 11, 2019, by and between Acelity L.P. Inc. and 3M Company.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other binding obligation (but excluding purchase orders).

“Costs” has the meaning set forth in Section 5.8(a).

“D&O Expenses” has the meaning set forth in Section 5.8(a).

“D&O Indemnifiable Claim” has the meaning set forth in Section 5.8(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.8(a).

“D&O Insurance” has the meaning set forth in Section 5.8(b).

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article II.

“Disputed Items” has the meaning set forth in Section 1.6(d).

“Double-Trigger Severance Enhancement Liabilities” means the excess (if any) of (i) the aggregate amount of all CIC Severance Liabilities incurred in connection with all CIC Qualifying Terminations, over (ii) the aggregate amount of all Ordinary Severance Liabilities that would have been payable to all Company Employees and Company Independent Contractors who experience a CIC Qualifying Termination.

“Environmental Law” means any Law relating to the protection or cleanup of the environment, natural resources, occupational safety and health (to the extent relating to exposure to, or management of, Hazardous Materials), or the management, manufacture, generation, labeling, registration, use, transportation, handling, storage, treatment, Release or disposal of or exposure to any Hazardous Materials.

“Equity Interests” means, with respect to any Person, any shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor, in each case of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company or any of its Subsidiaries would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2017, by and among Kinetic Concepts, Inc., KCI USA, Inc., Chiron Holdings, Inc., Bank of America, N.A., as administrative and collateral agent, Bank of America, N.A., Barclays Bank PLC, Goldman Sachs Bank USA, the other financial institutions party thereto and the lenders party thereto from time to time.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“FDA” means the U.S. Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and any successor programs of the foregoing with or for the benefit of any Governmental Entity.

“Financial Statements” has the meaning set forth in Section 2.5(a).

“FSE” has the meaning set forth in Section 4.8.

“Funded Indebtedness” means the Indebtedness of the Company and its Subsidiaries set forth in Section 1.1(c) of the Disclosure Schedules.

“Fraudulent Actor” has the meaning set forth in Section 10.14(b).

“Funded Indebtedness Amount” has the meaning set forth in Section 1.4(c).

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“Gargrave Agreements” means the Agreement for the sale and purchase of the entire issued share capital of Systagenix Wound Management Manufacturing, Limited, dated September 13, 2018, by and among Systagenix Wound Management B.V., First Water Limited, Kinetic Concepts, Inc. and Scapa Group Plc (the “Gargrave SPA”) and all ancillary agreements, schedules, exhibits and annexes thereto.

“GDPR” has the meaning set forth in the definition of “Privacy Laws” herein.

“Governing Document” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent documents; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Governmental Antitrust Entity” has the meaning set forth in Section 5.2(d)(i)(B).

“Governmental Entity” means any supranational, national, federal, state, local, provincial, municipal, foreign or other government or quasi-governmental authority or any department, regulatory or administrative agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Guernsey” means the Island of Guernsey.

“Hazardous Materials” means any pollutant, contaminant, or industrial, solid, toxic,

radioactive or hazardous substance, material or waste, including all substances, materials or wastes for which Liability or standards of care or a requirement for investigation or remediation are imposed under Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“Health Care Laws” means all Laws relating to:  the manufacture, distribution, marketing, sale, rental, dispensing, or provision of, payment for, or arrangement for, health care products or services; licensure, certification, qualification or authority to transact business in connection with the manufacture, distribution, marketing, sales, or provision of, payment for, or arrangement for, health care products or services; participation in Federal Health Care Programs or comparable state or local programs; referrals to or by healthcare professionals or facilities; billing and submission of false or fraudulent claims for healthcare products or services; healthcare claims processing; health insurance, health maintenance organization and other managed care products; healthcare quality or safety; medical necessity; patient confidentiality and informed consent; the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs or comparable state or local programs; healthcare quality assurance, risk management and utilization review; mandated reporting of incidents, occurrences, diseases and events in connection with providing healthcare products and services; and the advertising or marketing of healthcare services.  The foregoing include the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; the Public Health Service Act, 42 U.S.C. § 201 et seq.; the federal Anti-Kickback Law, 42 U.S.C. § 1320a-7b(b), the Stark Law, 42 U.S.C. § 1395nn, the federal False Claims Act, 31 U.S.C. § 3279, et seq.; the federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Open Payments provisions of the Affordable Care Act, 42 U.S.C. § 1320a-7h; the federal Exclusion Laws (42 U.S.C. § 1320a-7); the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, 42 U.S.C. §§ 1320d et seq., (“HIPAA”) as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and its implementing regulations (“HITECH Act”); HIPAA false statement provisions, 18 U.S.C. § 1035, and the HIPAA health care fraud provisions; 18 U.S.C. § 1347; or applicable comparable laws of U.S. states and foreign jurisdictions.

“Health Regulatory Permits” means any Permit required in order for Company or its Subsidiaries to manufacture, distribute, market, sell, rent, dispense, provide, or obtain payment for, any Company Products, including research or marketing authorizations from a Governmental Entity, including an FDA investigational device exemption.

“HIPAA” has the meaning set forth in the definition of “Health Care Laws” herein.

“HITECH Act” has the meaning set forth in the definition of “Health Care Laws” herein.

“Holdback Amount” means an aggregate amount in cash equal to $25,500,000.

“Holdback Payment Amount” means (i) the Holdback Amount minus (ii) the aggregate amount of all Recoverable Leakage and Recoverable Transaction Expenses, it being understood that the Holdback Payment Amount may be a negative number.

“Holdback Date” has the meaning set forth in Section 1.6(a).

“Holdback Period” has the meaning set forth in Section 1.6(a).

“Holdback Statement” has the meaning set forth in Section 1.6(a).

“HSR Act” has the meaning set forth in Section 2.4(a).

“Indebtedness” means with respect to any Person, all payment obligations or liabilities of such Person as of any particular time of determination, without duplication (including any unpaid principal, accrued interest, premiums, prepayment penalties and make-wholes, breakage costs, administrative, commitment and other fees and expenses, reimbursements and all other amounts payable, by the Company or its Subsidiaries, in connection with the repayment, discharge, defeasance or other satisfaction in full at the Closing thereof): (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments or debt securities, (iii) for capital lease obligations, which by their terms must be treated as debt (as determined in accordance with GAAP), (iv) in respect of amounts drawn under letters of credit and bankers’ acceptances, (v) arising out of interest rate and currency swap arrangements, commodity derivatives or hedging agreements, (vi) to pay any deferred purchase price (including “earn out” and other similar contingent payments) and (vii) all amounts related to any guarantees by such Person of any of the foregoing described in clauses (i) through (vi) of any other Person.

“Indenture” means each of the (i) the Indenture, dated as of February 9, 2016, among the Senior Notes Issuers, the guarantors party thereto and the Trustee, relating to the 7.875% First Lien Senior Secured Notes due 2021, and (ii) the Indenture, dated as of October 6, 2016, among the Senior Notes Issuers, the guarantors party thereto and the Trustee, relating to the 12.5% Limited Third Lien Senior Secured Notes due 2021.

“Initial Holdback Payment Amount” has the meaning set forth in Section 1.6(a).

“Intellectual Property” means all intellectual property and industrial property rights and other similar proprietary rights worldwide, whether registered or unregistered, including all rights in and to (a) Trademarks, (b) patents and applications relating thereto (and any patents that issue as a result of those patent applications), and any renewals, continuations, continuations-in-part, provisionals, divisions, substitutions re-issues, re-examinations and extensions relating to any of the patents and patent applications, and all foreign patents and patent applications that are counterparts thereof or claim priority therefrom, utility models and all inventions, invention disclosures, discoveries, improvements methods and processes, whether or not patentable, (c) trade secrets (including those trade secrets defined in the Defend Trade Secrets Act of 2016, the Uniform Trade Secrets Act and under corresponding state or foreign statutory law and common law) and all non-public know-how and information, including marketing, engineering and technical information, product specifications, compositions, processes, methods and techniques and any other confidential or proprietary information (collectively, “Trade Secrets”), (d) works of authorship including copyrights, copyrightable works and other similar exclusive exploitation rights and moral rights, and any registrations and applications for registration and renewals and extensions thereof, (e) compilations, databases (including computerized databases) or other collections of information, data, works or other materials, manuals and other documentation, (f)

designs and (g) rights in Software.

“IRS” means the Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 2.14(g).

“Knowledge” means the actual knowledge as of the applicable date of any of the persons listed on Section A of the Disclosure Schedules, or any of the respective successors of such persons who replace them in the office such person held at the Company or its applicable Subsidiary, in each case, assuming such persons have made due inquiry of the Company Employees with direct responsibility for the subject matter to which such knowledge relates.

“Labor Organization” means any union, works council or other similar labor organization.

“Latest Audited Balance Sheet” has the meaning set forth in Section 2.5(a).

“Law” or “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity.

“Leakage” means, other than Permitted Leakage, and without duplication of amounts included in the calculation of Transaction Expenses and deducted from the Purchase Price hereunder, the sum of the amounts resulting from any of the following events, in each case, to the extent occurring after the date of the Latest Audited Balance Sheet and prior to (or, in the case of clause (h) below that relates to a portion of a taxable period ending on) the Closing:

(a)                                 the making, declaration or payment of any dividend or other distribution (whether in cash or in kind) or any return of capital (whether by redemption, purchase or repurchase of equity interests or otherwise) by the Company or any of its Subsidiaries (other than solely among the Company or any of its Subsidiaries) other than any dividend or other distribution (whether in cash or in kind) or any return of capital (whether by redemption, purchase or repurchase of equity interests or otherwise) made solely in order to facilitate the payment of any amount that would constitute Permitted Leakage if such payment were made by the Company or any of its Subsidiaries (provided, that, with respect to any dividend, distribution or return of capital made solely among the Company or any of its Subsidiaries in order to facilitate the payment of any amount that would constitute Permitted Leakage, the anticipated net Tax incurred or payable by the Company or any of its Subsidiaries attributable to or arising out of such dividend, distribution or return of capital shall constitute Leakage);

(b)                                 any (x) waiver, release or forgiveness by the Company or any of its Subsidiaries of any Indebtedness owed by, or other liability of, any Leakage Party to the Company or any of its Subsidiaries, or any change to the terms of such Indebtedness or liability that is adverse to the Company or any of its Subsidiaries or (y) extension of any loan, advance, capital contribution or other investment by the Company or any of its Subsidiaries to or directly for the benefit of any Leakage Party (other than solely among the Company or any of its Subsidiaries) (provided, that, in the case of  any loan, advance, distribution, capital contribution or other transfer made solely among the Company or any of its Subsidiaries for purposes of facilitating any of the actions described in clauses (x) and (y), the anticipated net Tax incurred or payable by the

Company or any of its Subsidiaries attributable to or arising out of such loan, advance, distribution, capital contribution or other transfer shall constitute Leakage);

(c)                                  any payment by or on behalf of the Company or any of its Subsidiaries to or directly for the benefit of any Leakage Party, including any payment for services provided to the Company or any of its Subsidiaries by any Leakage Party;

(d)                                 any liabilities assumed, indemnified or incurred by or on behalf of the Company or any of its Subsidiaries directly for the benefit of any Leakage Party and any guarantees entered into by or on behalf of the Company or any of its Subsidiaries directly for the benefit of any Leakage Party;

(e)                                  any transfer of assets, properties, rights or other benefits by or on behalf of the Company or any of its Subsidiaries to or directly for the benefit of any Leakage Party;

(f)                                   any Lien created over any of the assets, properties, rights or other benefits of the Company or any of its Subsidiaries in favor of or directly for the benefit of any Leakage Party and that is not released as of the Closing;

(g)                                  any agreement, arrangement or other commitment by the Company or any of its Subsidiaries to do any of the things set out in clauses (a) through (f) above; or

(h)                                 the anticipated net Tax incurred or payable by the Company or any of its Subsidiaries attributable to or arising out of any of the items set out in clauses (a) through (g) above.

“Leakage Party” means Seller and its Affiliates (other than the Company or its Subsidiaries) and each of their respective officers, directors, managers, employees, shareholders, members, partners, controlling persons, and Family Members (provided, that a transaction with a company with which a Family Member works shall not be considered to be a transaction with such Family Member unless (i) such Family Member is a director, officer or greater than 5% equityholder of such company and (ii) such transaction is outside of the ordinary course of business consistent with past practice) of any of the foregoing.

“Liabilities” means any and all debt, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off balance sheet, and including those arising under any Contract, Action, Law or Order.

“Lien” means any lien, charge, pledge, security interest, right of first refusal, option, claim or other encumbrance.

“LifeCell SPA” means, collectively, that certain Stock Purchase Agreement (as it may be amended from time to time), dated as of December 20, 2016, by and among Seller, LifeCell Corporation, Allergan Holdco US, Inc. and, solely for the purposes of Section 4.20 therein, Warner Chilcott Limited, together with that certain letter agreement and amendment, dated as of May 31, 2018 by and between Allergan Holdco US, Inc. and Seller and all ancillary agreements, schedules, exhibits and annexes thereto.

“Losses” means, with respect to a Person, all out-of-pocket losses, damages, costs, expenses, and Liabilities actually suffered or incurred and paid by such Person (including penalties, court costs and reasonable attorneys’ fees in defending or attempting to avoid the same, or opposing the imposition thereof).

“Material Adverse Effect” means any change, event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business, the financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, event or effect to the extent arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Material Adverse Effect” has occurred, or would reasonably be expected to occur: (a) adverse events, changes or effects in or generally affecting (i) the economy, credit, financial or capital markets, or regulatory, legislative or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates or (ii) the industries in which the Company and its Subsidiaries operate or in which products or services of the Company or any of its Subsidiaries are produced, distributed or sold; (b) changes in GAAP, accounting standards or Law or in the interpretation thereof by any Person other than Seller, the Company or any of its Subsidiaries; (c) any worsening of geopolitical conditions, act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any epidemics, pandemics, earthquakes, hurricanes, tornadoes or any other natural disasters (whether or not caused by any Person or any force majeure event); (d) the announcement of this Agreement or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators (provided, that the exception in this clause (d) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the impact thereof on the foregoing, including Section 2.4(b) and Section 3.3(b)); (e) any adverse change in the credit ratings of the Company or any of its Subsidiaries (provided, that the exception in this clause (e) shall not prevent or otherwise affect a determination that any change, event or effect underlying such adverse change has resulted in or contributed to a Material Adverse Effect (except to the extent that such change, event or effect would otherwise be excluded pursuant to any of the other exceptions set forth in this proviso)); (f) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position and any seasonal changes in the results of operations of the business of the Company or any of its Subsidiaries (provided, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, event or effect underlying such failure has resulted in or contributed to a Material Adverse Effect (except to the extent that such change, event or effect would otherwise be excluded pursuant to any of the other exceptions set forth in this proviso)); (g) matters disclosed in the Disclosure Schedules only to the extent the relevance of any such matter to the representations and warranties of Seller and the Company contained in Section 2.6(b). or the condition set forth in Section 7.2(c) is reasonably apparent as of the date hereof on the face of such disclosure; (h) any action taken by the Company or the Company’s Subsidiaries or Buyer that is required by this Agreement (including compliance with Section 5.21) or taken by the Company or the Company’s Subsidiaries at the written request of Buyer, or the failure to take any action by Seller, the Company or its Subsidiaries if that action is prohibited by this Agreement, other than actions or omissions to act pursuant to or required by Section 5.1; and (i) the identity of, or any facts or circumstances relating to Buyer or its Affiliates; except in the case of clauses (a), (b), (c), and (e) above, to the extent that any such event, change or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to any other Persons that operate in the industries in which the Company and its Subsidiaries operate.

“Material Customer” has the meaning set forth in Section 2.22(a).

“Material Leased Real Property” has the meaning set forth in Section 2.16(e).

“Material Permit” has the meaning set forth in Section 2.9(b).

“Material Real Property Leases” has the meaning set forth in Section 2.16(e).

“Material Supplier” has the meaning set forth in Section 2.22(b).

“Notes Redemption Amount” means the amount in cash required, pursuant to the applicable Indenture, to be deposited on or prior to the Closing Date with the Trustee at the option of Buyer (A) in order to provide for the redemption of all outstanding Senior Notes on the Closing Date or (B) if any series of Senior Notes will not be redeemed in full on the Closing Date, in order to provide for the satisfaction and discharge of the applicable Indenture on the Closing Date.

“Notice of Redemption” has the meaning set forth in Section 5.12(b).

“Objection Notice” has the meaning set forth in Section 1.6(c).

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification, licensing, conveyance or distribution to third parties that it, or other Software into which such Software is incorporated or that is derived from or linked to such Software, be disclosed or distributed in source code form, licensed, distributed or conveyed at no charge or be licensed for the purpose of making derivative works (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Ordinary Severance Liabilities” means the aggregate amount of Severance Liabilities incurred or payable (or that would have been incurred or become payable) upon a termination of employment or service of each Company Employee or Company Independent Contractor in the absence of the transactions contemplated by this Agreement, calculated as of the date of such individual’s CIC Qualifying Termination.

“Other Indemnitors” has the meaning set forth in Section 5.8(f).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” has the meaning set forth in Section 2.16(d).

“Parties” and “Party” have the respective meanings set forth in the preamble to this Agreement.

“Payoff Letter” has the meaning set forth in Section 5.12(a).

“Permit” means any authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits of any Governmental Entity.

“Permitted Leakage” means:

(i)                                     the payment of any compensation (including equity-based compensation), severance, or benefits, or reimbursement of reasonable costs or expenses paid or payable in the ordinary course of business consistent with past practice to or for the benefit of any Leakage Party who is a director, officer or employee of, or individual consultant or independent contractor to, the Company or any of its Subsidiaries in connection with such Person’s services as a director, officer, employee or individual consultant or independent contractor, including pursuant to any Company Plan, but excluding (A) any such amounts or benefits described in clause (ii) of the definition of Transaction Expenses and (B) any such amounts or benefits paid or provided in violation of Section 5.1(a);

(j)                                    any payment or other action made by or on behalf of the Company or any of its Subsidiaries at the written request of Buyer;

(k)                                 transactions solely between the Company or any of its Subsidiaries, on the one hand, and any portfolio company of the Selling Sponsors, in the ordinary course of business consistent with past practice and arising from the commercial operations of the Company or its applicable Subsidiary and such portfolio company (and unrelated to any Selling Sponsor’s ownership interest in the Company);

(l)                                     any other Leakage to the extent set forth on Section 1.1(d) of the Disclosure Schedules; or

(m)                             any distribution or transfer made by the Company in accordance with Section 5.13(a)(ii).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings, (b) Liens for Taxes, assessments or other governmental charges that are not yet delinquent or are being contested in good faith for which adequate reserves have been established in accordance with GAAP, (c) encumbrances, restrictions and other similar matters of record affecting real property (including easements, covenants, conditions, rights of way and similar restrictions) in each case that do not materially interfere with the operation of any real property of the Company and its Subsidiaries, taken as a whole, in the manner in which it is currently used, (d) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business consistent with past practice which is not delinquent, (e) Liens securing the obligations of the Company and its Subsidiaries pursuant to Indebtedness existing as of the date of this Agreement and set forth on Section 1.1(e) of the Disclosure Schedules and Indebtedness permitted in accordance with Section 5.1(a), (f) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (g) Liens arising in connection with any consignment arrangement entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (f) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use Laws, in each case that do not materially interfere with the operation of any real property of the Company and its Subsidiaries, taken as a whole, in the manner in which it is currently used, (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws and (i) Liens described on Section 1.1(f) of the Disclosure Schedules.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any data or information relating to an identified or identifiable individual natural Person, including any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, contact preferences, medical, health or insurance information, gender, date of birth, treatment dates or other dates related to the Person, educational or employment information, marital or other status, behavioral information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Privacy Law or Health Care Law (including protected health information, as defined in 45 C.F.R. § 160.103 and personal data, as defined in the GDPR) or any policy of the Company or any of its Subsidiaries relating to privacy or personal data.

“Post-Signing Financial Statements” has the meaning set forth in Section 5.18.

“Prior Company Counsel” has the meaning set forth in Section 10.13(a).

“Privacy Laws” means, collectively, all Laws worldwide relating to the Processing, privacy or security of Personal Data and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it (the “GDPR”), HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, HITECH Act, Section 5 of the Federal Trade Commission Act, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data security laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Proceedings” has the meaning set forth in Section 2.7(a).

“Processing” or “Processed” means any operation or set of operations which is performed upon Personal Data, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Purchase Price” means an aggregate amount in cash equal to (i) $4,445,200,000 plus (ii) the Ticking Fee, minus (iii) the amount of Leakage set forth in the Closing Statement, minus (iv) the Transaction Expense Amount set forth in the Closing Statement.

“Recoverable Leakage” means the aggregate amount of all Leakage (other than Permitted Leakage) not included in the amount of Leakage set forth in the Closing Statement.

“Recoverable Transaction Expenses” means the aggregate amount of all Transaction Expenses not included in the Transaction Expense Amount set forth in the Closing Statement.

“Regulation S-K” means Regulation S-K promulgated by the SEC under the Securities Act and the Exchange Act.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Released Parties” has the meaning set forth in Section 10.15.

“Releasing Parties” has the meaning set forth in Section 10.15.

“Remedy” has the meaning set forth in Section 5.2(d)(ii).

“Reorganization” has the meaning set forth in Section 5.21.

“Representatives” means with respect to any Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Resolution Period” has the meaning set forth in Section 1.6(d).

“Restricted Employee” means each employee, manager, officer, or director of the Company or any of its Subsidiaries whose aggregate annual base salary and annual target bonus or cash incentive compensation is among the one hundred sixty-five (165) highest amounts, as of the date of this Agreement, of such aggregate compensation for employees, managers, officers, or directors of the Company or any of its Subsidiaries, determined based on the currency exchange ratios set forth in Section 1.1(g) of the Disclosure Schedules.

“Restricted Transaction” has the meaning set forth in Section 5.16(i)(C).

“Retention Period” has the meaning set forth in Section 5.10.

“Review Period” has the meaning set forth in Section 1.6(c).

“Sanctioned Country” means any country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions Law (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, any member state of the European Union, or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury’s Office of Foreign Assets Control (including the SDN List, FSE List, or SSI List), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

“Sanctions Law” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“SAR Award” means an appreciation rights award granted under the SAR Plan.

“SAR Plan” means the Fourth Amended and Restated Chiron Guernsey Holdings L.P. Inc. Appreciation Rights Plan, as the same may be amended, modified, supplemented, and/or restated from time to time.

“Satisfaction and Discharge Documentation” has the meaning set forth in Section 5.12(b).

“SDN” has the meaning set forth in Section 4.8.

“Securities Act” has the meaning set forth in Section 4.7.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations set forth in Section 3.1, Section 3.2, Section 3.5 and Section 3.6.

“Seller Pre-Closing Communications” has the meaning set forth in Section 10.13(b).

“Seller Privileged Materials” has the meaning set forth in Section 10.13(b).

“Selling Sponsor” means each of Canada Pension Plan Investment Board, Public Sector Pension Investment Board, and Apax Partners LLP.

“Senior Notes” mean, collectively, (i) 7.875% First Lien Senior Secured Notes due 2021 and (ii) 12.5% Limited Third Lien Senior Secured Notes due 2021, in each case, issued by the Senior Notes Issuers.

“Senior Notes Issuers” means, collectively, Kinetic Concepts, Inc. and KCI USA, Inc.

“Senior Restricted Employee” means each employee, manager, officer, or director of the Company or any of its Subsidiaries whose aggregate annual base salary and annual target bonus or cash incentive compensation is among the fifty (50) highest amounts, as of the date of this Agreement, of such aggregate compensation for employees, managers, officers, or directors of the Company or any of its Subsidiaries, determined based on the currency exchange ratios set forth in Section 1.1(g) of the Disclosure Schedules.

“Settlement Date” has the meaning set forth in Section 1.6(d).

“Severance Liabilities” means all Liabilities for severance compensation or benefits incurred or payable by the Company or any of its Subsidiaries to any Company Employee or Company Independent Contractor in connection with his or her termination of employment or service.

“Software” means all computer programs and applications, whether in source code, object code, executable code or human readable form and whether embodied in software, firmware or otherwise.

“Specified Insurance Policies” means the insurance policies set forth on Section 1.1(h) of the Disclosure Schedules.

“SSI” has the meaning set forth in Section 4.8.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added or unclaimed property, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever or deficiencies thereof, including any interest, penalty or addition thereto.

“Taxing Authority” means the U.S. Internal Revenue Service or any other Governmental Entity having jurisdiction over the assessment, determination, collection, reporting, withholding or other imposition of Taxes.

“Tax Return” means returns, reports, claims, statements, notices, or other similar documents (and associated schedules and attachments) required to be filed with a Taxing Authority relating to Taxes.

“Third Party Payor” means an entity that pays health care claims on behalf of members of a health care plan and includes Federal Health Care Programs, private insurance plans, managed care plans and health maintenance organizations.

“Third Party Payor Contract” means a Contract between the Company or any of the Company’s Subsidiaries and a Third Party Payor.

“Ticking Fee” means an amount equal to the product of (A) $563,000, multiplied by (B) the actual days elapsed from (but excluding) the date of the Latest Audited Balance Sheet to (and including) the Closing Date.

“Trademarks” means all trademarks, service marks, trade names, certification marks, service names, corporate names, brand names, Internet domain names, social and mobile media identifiers, trade dress, logos, slogans and other source identifiers, together with any registrations and applications for registration and any renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” herein.

“Transaction Bonus Liabilities” means the aggregate amount of all transaction-related bonuses, retention bonuses and other similar compensation or benefits incurred or payable (or that may be incurred or become payable) by the Company or any of its Subsidiaries to any Company Employee or Company Independent Contractor solely as a result of the transactions contemplated by this Agreement without the contingency of any future event.

“Transaction Documents” means this Agreement, the Disclosure Schedules, the Confidentiality Agreement and each other Contract, document, instrument or certificate to be executed and delivered by Seller, Buyer, the Company or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expense Amount” means the aggregate amount of all Transaction Expenses.

“Transaction Expenses” means the following amounts to the extent incurred or payable by or on behalf of the Company or any of its Subsidiaries at or prior to the Closing and neither paid prior to the date of, nor accrued in, the Latest Audited Balance Sheet: (i) all out-of-pocket fees, costs, expenses and disbursements in connection with (A) the preparation, negotiation, execution and delivery of this Agreement or any other Transaction Documents, (B) the investigation, pursuit and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including in each case all attorneys’, accountants’, service providers’, consultants’, professionals’, investment bankers’ and other advisors’ fees, disbursements and expenses, (C) the process by which any acquisition proposals were solicited from and negotiated with third parties in connection with the process for the sale of the Company in connection with and prior to the execution and delivery of this Agreement, or (D) the process by which any initial public offering, equity or debt financing (whether or not underwritten), refinancing, recapitalization, change in control transaction, business combination transaction, sale of all or substantially all of the assets of the Company and its Subsidiaries was pursued as a strategic alternative to the transactions contemplated by this Agreement, (ii) the aggregate amount of the Transaction Bonus Liabilities, the portion (if any) of the Double-Trigger Severance Enhancement Liabilities that exceeds $3,250,000 and the CIC-Related Performance and Retention Liabilities, in each case, including the employer portion of any Taxes payable in connection therewith, (iii) all amounts incurred or payable (or, notwithstanding anything to the contrary in this definition, that may be incurred or become payable following the Closing) as a result of the transactions contemplated by this Agreement (whether alone or in combination with any other event) in connection with any obligation or right existing as of or prior to the Closing to reimburse, indemnify, “gross up” or otherwise make any similar payment to or on behalf of any Company Employee or Company Independent Contractor for any Taxes, including any Taxes incurred under Section 409A or Section 4999 of the Code, (iv) any transaction, monitoring, termination, exit or other similar fees incurred or payable by the Company or any of its Subsidiaries to Seller or one or more of its limited partners or their respective Affiliates and (v) all amounts of the type described in clauses (i) through (iv) incurred or payable in connection with the Gargrave Agreements and the transactions contemplated thereby; provided, that Transaction Expenses shall not include (x) any expenses required to be borne by Buyer pursuant to Section 5.7, (y) for the avoidance of doubt, any Closing Date SAR Consideration (or the employer portion of any Taxes payable in connection therewith) or (z) any reasonable and documented travel costs, out-of-pocket third party advisory or filing, registration or similar fees, costs, expenses or disbursements and, for the avoidance of doubt, any Taxes incurred in connection with the Reorganization; and provided, further, that in no event shall Transaction Expenses include any item which constitutes Permitted Leakage.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“Transferred Shares” has the meaning set forth in Section 1.1(a).

“Trustee” means Wilmington Trust, National Association, in its capacity as the trustee and collateral agent for each series of Senior Notes.

“WARN Act” has the meaning set forth in Section 2.13(b).

“Willful Breach” has the meaning set forth in Section 8.2.